(2.1)


                              ACQUISITION AGREEMENT

      THIS ACQUISITION AGREEMENT, made this 21st day of April, 1999, by and among ATLANTIC AMERICAN CORPORATION, a Georgia corporation ("Atlantic"), ASSOCIATION CASUALTY INSURANCE COMPANY, a Texas corporation ("ACIC"), and ASSOCIATION RISK MANAGEMENT GENERAL AGENCY, INC. ("ARMGA"), a Texas corporation (ACIC and ARMGA hereinafter collectively referred to as the "Acquired Companies") and HAROLD K. FISCHER, the sole shareholder of ARMGA (the "Sole Shareholder").


                             W I T N E S S E T H:

      WHEREAS, the parties hereto desire to enter into this Acquisition Agreement pursuant to which, subject to any required Texas Department of Insurance approvals, there will be a statutory share exchange under Article 5.02 of the Texas Business Corporation Act (hereinafter referred to as the "TBCA") of all of the issued and outstanding shares of capital stock of ACIC, immediately followed by the purchase of all of the issued and outstanding shares of capital stock of ARMGA from the Sole Shareholder by ACIC, with the exchange and the purchase to be completed each in accordance with the terms and subject to the conditions set forth herein; and

      WHEREAS, upon the effective date of the share exchange, all of the shares of common stock of ACIC issued and outstanding immediately prior thereto will be exchanged for shares of common stock of Atlantic and certain cash consideration as described below;

      NOW, THEREFORE, for and in consideration of the premises and the mutual promises, agreements, representations, warranties and covenants hereinafter set forth, and the sum of ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby specifically agreed to and acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS.

      As used herein, the following terms shall have the following meanings unless the context otherwise requires:

1.1  "ACIC"  shall  mean  Association   Casualty   Insurance  Company,  a  Texas
corporation.

1.2 "ACIC  Cash  Consideration"  shall  have the  meaning  set forth in  Section
2.1.3.2.

1.3 "ACIC Option Shares" shall have the meaning as set forth in Section 2.1.3.1.

1.4 "ACIC Stock Consideration" shall have the meaning set forth in 2.1.3.2.

1.5 "Acquired Companies" shall mean ACIC and ARMGA, each of which may be individually referred to as an "Acquired Company."



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                                             59
AT:  1013097v17
1.6 "Acquired Companies Software" shall have the meaning set forth in Section 3.15.2.

1.7 "Acquisition Proposal" shall have the meaning set forth in Article X.

1.8 "Agreement" shall mean this Acquisition Agreement.

1.9   "Antitrust   Division"  shall  mean  the  Antitrust  Division  of  the
       United  States Department of Justice.

1.10 "ARMGA" shall mean Association Risk Management General Agency, Inc., a Texas corporation.

1.11  "ARMGA  Cash  Consideration"  shall have the  meaning set forth in Section
2.1.5.

1.12 "ARMGA Purchase Price" shall have the meaning set forth in Section 2.1.5.

1.13 "ARMGA Stock Consideration" shall have the meaning set forth in Section 2.1.5.

1.14 "Association" shall mean the American Arbitration Association.

1.15 "Atlantic" shall mean Atlantic American Corporation, a Georgia corporation.

1.16 "Atlantic American Stock" shall mean the common stock, $1.00 par value per share, of Atlantic.

1.17 "Benefit Plans" shall have the meaning set forth in Section 3.17.

1.18 "Businesses" shall mean the operations currently conducted by ACIC as a property and casualty insurance carrier operating predominately as a monoline carrier of workers compensation insurance products and by ARMGA as an insurance management company with a Managing General Agency License, a Texas licensed local recording insurance agency and a Texas licensed third party administrator.

1.19 "Cash Consideration" shall mean the ACIC Cash Consideration and the ARMGA Cash Consideration.

1.20 "CERCLA" shall have the meaning set forth in Section 3.19.

1.21 "Certificate" shall have the meaning set forth in Section 2.1.12.

1.22 "Closing" shall mean the consummation of the transactions provided for in this Agreement.

1.23 "Closing Date" shall mean the date on which the Closing occurs  pursuant to
Section 8.1.1 hereof.

1.24  "Closing  Date  Capital and  Surplus"  shall have the meaning set forth in
Section 2.1.9.



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1.25 "Closing Date Net Worth" shall have the meaning set forth in Section 2.1.9.

1.26 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.27 "Covenants Not To Compete" shall mean the Covenant Not to Compete among Atlantic and the Sole Shareholder, substantially in the form attached as Exhibit 2.11(b).

1.28 "Demanding Shareholder" shall have the meaning set forth in Section 2.1.8.3.1.

1.29 "Direct Claim" shall have the meaning set forth in Section 9.5.2.

1.30 "Dispute" shall have the meaning set forth in Section 9.5.3.

1.31 "Dissenters Shortfall Amount" shall have the meaning set forth in Section 2.1.8.3.1.

1.32 "Effective Time" shall have the meaning set forth in Section 2.1.2.

1.33 "Employment Agreement" shall mean the employment agreement between the Sole Shareholder and ARMGA, substantially in the form attached as Exhibit 2.10.

1.34 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.35 "ERISA Plan" shall have the meaning as set forth in Section 3.17.1.

1.36 "Escrow Agent" shall mean Wachovia Bank, N.A., as escrow agent under the Escrow Agreement.

1.37  "Escrow  Agreement"  shall mean the Escrow  Agreement  attached  hereto as
Exhibit 2.1.8.1.

1.38 "Escrowed ACIC Cash" shall have the meaning set forth in Section 2.1.8.2.

1.39 "Escrowed ACIC Shares" shall have the meaning set forth in Section 2.1.8.1.

1.40 "Escrowed ARMGA Cash" shall have the meaning set forth in Section 2.1.8.2.

1.41  "Escrowed  ARMGA  Shares"  shall  have the  meaning  set forth in  Section
2.1.8.1.

1.42 "Escrowed Cash" shall have the meaning set forth in Section 2.1.8.2.

1.43 "Escrowed Shares" shall have the meaning set forth in Section 2.1.8.1.

1.44  "Excess  Escrowed  Amount"  shall  have the  meaning  set forth in Section
2.1.10.

1.45  "Exchange  Consideration"  shall  have the  meaning  set forth in  Section
2.1.3.2.

1.46  "Form 10-K" shall have the meaning set forth in Section 5.7.
1.1

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1.47 "Forms 10-Q" shall have the meaning set forth in Section 5.7.

1.48 "FTC" shall mean the Federal Trade Commission.

1.49 "GAAP" shall mean generally accepted accounting principles.

1.50 "Hazardous Substance" shall have the meaning set forth in Section 3.19.

1.51 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.52 "Improvements" shall mean, collectively, any and all improvements located on the Real Property.

1.53 "Indemnifying Party" shall have the meaning set forth in Section 9.5.1.1.

1.54 "Indemnitee" shall have the meaning set forth in Section 9.5.1.1.

1.55 "Licensed Software" shall have the meaning set forth in Section 3.15.2.

1.56 "Loss" shall have the meaning set forth in Section 9.1.

1.57 "Minimum  Aggregate  Liability  Amount" shall have the meaning set forth in
Section 9.3.

1.58  "Morgan Keegan" shall mean Morgan Keegan & Company, Inc.

1.59 "Net Worth" shall have the meaning set forth in Section 2.1.9.

1.60 "1997 and 1998  Financial  Statements"  shall have the meaning set forth in
Section 3.5.2.

1.61 "1997 and 1998 Statutory Financial Statements" shall have the meaning set forth in Section 3.5.1.

1.62 "1933 Act" shall mean the Securities Act of 1933, as amended.

1.63   "Non-Solicitation   and   Confidentiality   Agreement"   shall  mean  the
Non-Solicitation and Confidentiality Agreement among Atlantic, ACIC, ARMGA and the persons listed on Exhibit 2.11.

1.64  "Notice of Settlement" shall have the meaning set forth in Section
      9.5.1.2. (iii)

1.65  "Notice to Contest" shall have the meaning set forth in Section
       9.5.1.2. (iv)

1.66  "Notice to Defend" shall have the meaning set forth in Section
       9.5.1.1. (iii).



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1.67 "Option Plan" shall mean the Association  Casualty  Insurance Company Stock
Option Plan, attached hereto as Exhibit 2.1.3.1.

1.68 "Owned Software" shall have the meaning set forth in Section 3.15.2.

1.69 "PCBs" shall have the meaning as set forth in Section 3.19.

1.70 "Per Share Closing Price" shall have the meaning set forth in Section 2.1.3.2.

1.71 "Permits" shall mean all licenses, registrations, certificates, approvals, and permits issued by governmental authorities and quasi-governmental authorities in regard to the Real Property, the Improvements, or any portion or component of either of them.

1.72 "Plan of  Exchange"  shall  mean the Plan of  Exchange  attached  hereto as
Exhibit 2.1.1.

1.73 "Property" shall have the meaning set forth in Section 3.19.

1.74 "RCRA" shall have the meaning as set forth in Section 3.19.

1.75 "Real Property" shall mean that certain tract of land described on Exhibit 3.7.2.2.

1.76 "Representative" shall mean Kenneth Peeler, or in the event that Kenneth Peeler resigns, dies or is physically unable to act as the "Representative," then the "Representative" shall mean Herbert S. Harris, III. In the event that Herbert S. Harris, III resigns, dies or is physically unable to act as the "Representative," then the "Representative" shall mean that individual selected by Kenneth Peeler, or his guardian if one has been appointed, or the executor or his administrator of his estate if he has died.

1.77 "SEC" shall mean the United States Securities and Exchange Commission.

1.78 "SEC Documents" shall have the meaning set forth in Section 5.7.

1.79 "Share Exchange" shall mean the exchange of the shares of ACIC pursuant to the Plan of Exchange.

1.80   "Shareholders"   shall  mean  the  shareholders  of  ACIC  and  the  Sole
Shareholder, each of whom may be individually referred to as a "Shareholder."

1.81 "Sole Shareholder" shall mean Harold K. Fischer, the sole shareholder of ARMGA.

1.82 "Stock Consideration" shall mean the ACIC Stock Consideration and the ARMGA Stock Consideration.

1.83 "Subsequent Event" shall have the meaning set forth in the prefatory language to Article VI.

1.84 "TBCA" shall mean the Texas Business Corporation Act.



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1.85 "Third Party Claim" shall have the meaning set forth in Section 9.5.1.1.

1.86 "Transmittal Letter" shall have the meaning set forth in Section 2.1.12.

1.87  "Year 2000 Defect" shall have the meaning set froth in Section 3.15.2.2.

1.88 "to the best knowledge," "aware of," "has reason to believe," "has any knowledge" and similar phrases when used with regard to the Acquired Companies shall mean (a) actual knowledge and (b) such level of knowledge or awareness as would be obtained (1) by a reasonably prudent business person under substantially similar circumstances after inquiry reasonable under the circumstances then existing (which circumstances in each case shall be deemed to include the position of the person with the Acquired Companies and whether such person could reasonably be expected because of such position to have such knowledge or awareness), and (2) from appropriate discussions with such personnel of the Acquired Companies who may reasonably be believed to have actual knowledge of the relevant matter.


2.    COVENANTS AND UNDERTAKINGS.

2.1   Agreement to Exchange; Agreement to Purchase and Sell ARMGA Stock

2.1.1 Exchange. Subject to the terms and conditions hereinafter set forth and in accordance with the applicable laws of the State of Texas and the State of Georgia, the parties to this Agreement agree to effect a share exchange of the shares of ACIC for shares of Atlantic American Stock and certain cash consideration, in accordance with the Plan of Exchange attached hereto as
Exhibit 2.1.1.

2.1.2 Effective Time of Exchange. The Share Exchange shall become effective as provided under the applicable provisions of the TBCA and the Texas Insurance Code (and related rules) upon the time of the filing of Articles of Exchange and/or such other documents as may be required by applicable law and the payment of all fees therefor and the issuance by the Texas Commissioner of Insurance and the Secretary of State of Georgia of certificates of exchange and/or such other evidence of approval as may be required or permitted in accordance with applicable law, (the time when such exchange becomes effective being referred to herein as the "Effective Time"). To the extent permitted by applicable law, such filing and payment of fees shall take place on the Closing Date.

2.1.3 Effect of Exchange.

2.1.3.1 Immediately prior to the Effective Time, (i) any option, or part of any option, to purchase common stock of ACIC, as set forth on Exhibit 3.3(b) attached hereto, under the Option Plan, a copy of which is attached hereto as
Exhibit 2.1.3.1, shall become immediately exercisable and vested and (ii) such options shall be deemed to have been fully exercised and converted, in accordance with the terms of the Option Plan, into the number of shares of common stock of ACIC that represents the aggregate number of shares issuable pursuant to such outstanding options and the $2.00 per share exercise price for such options shall, in lieu of being paid to the Shareholders listed on Exhibit 3.3(b), be paid to ACIC and shall be included in the determination of the Closing Date Capital and Surplus pursuant to Section 2.9 hereof. 1.1.1.1

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2.1.3.2 At the  Effective  Time,  all of the shares of common stock of ACIC then issued and outstanding shall, in accordance with the Plan of Exchange, be automatically converted into an aggregate of (i) Five Million Five Hundred Twenty Five Thousand Dollars ($5,525,000.00) of Atlantic American Stock (the "ACIC Stock Consideration"), valued at a per share price equal to the average closing price of Atlantic American Stock on the Nasdaq National Market for the ten consecutive trading day period ending on the trading day immediately prior to the Closing Date (the "Per Share Closing Price") and (ii) Fifteen Million Six Hundred Thousand Dollars ($15,600,000.000) by wire transfer (the "ACIC Cash Consideration"; the ACIC Cash Consideration and the ACIC Stock Consideration referred to together as the "Exchange Consideration") with such Exchange Consideration being allocated among the Shareholders of ACIC in accordance with the Plan of Exchange, which shall provide that (a) any Shareholder of ACIC who owns seven hundred fifty (750) or fewer shares of common stock of ACIC shall only be entitled to receive cash in consideration for such Shareholder's shares of common stock of ACIC, at a price of $37.4664 per share, and (b) all other Shareholders of ACIC shall receive, in consideration for their shares of common stock of ACIC, the ACIC Stock Consideration and the remaining amount of the ACIC Cash Consideration in proportion to such Shareholder's ownership interest in such shares of common stock of ACIC; provided, however, that from the amount of the ACIC Cash Consideration to be received by the Shareholders listed on Exhibit 3.3(b) shall be reduced by $2.00 per share of common stock of ACIC for the shares received by such Shareholder by the exercise of the options described in
Section 2.1.3.1. Notwithstanding the foregoing, if the Per Share Closing Price as so determined is greater than $5.50, the Per Share Closing Price will be deemed to be $5.50, and if the Per Share Closing Price as so determined is less than $3.75, the Per Share Closing Price will be deemed to be $3.75. All treasury shares of ACIC, if any, shall be canceled and cease to exist as of the Effective Time.

2.1.3.3 Purchases of Atlantic American Stock. Atlantic covenants not to make any open market purchases of Atlantic American Stock during the ten (10) consecutive trading day period ending on the trading day immediately prior to the Closing Date. Atlantic further covenants not to make any open market purchases of Atlantic American Stock solely for the purpose of influencing the calculation of the Per Share Closing Price from the date hereof until the commencement of the ten (10) consecutive trading day period described in the preceding sentence; provided, however, that Atlantic shall not be restricted in any manner from making purchases of Atlantic American Stock during such time period for any other reason.

2.1.4 Purchase and Sale of ARMGA Stock. In accordance with the terms and subject to the conditions set forth herein, immediately following the exchange as described in Section 2.1.1, at the Closing the parties to this agreement will cause ACIC to buy all of the issued and outstanding shares of capital stock of ARMGA from the Sole Shareholder, and the Sole Shareholder hereby covenants and agrees to sell, assign, transfer, convey and deliver to ACIC, free and clear of all liens, claims, charges, security interests and other encumbrances of any nature whatsoever, all of the issued and outstanding shares of capital stock of ARMGA owned by him. Atlantic agrees to contribute the aggregate amount of consideration to be paid for such purchase in stock and cash to ACIC. Such sale, transfer, conveyance and delivery shall be evidenced by the delivery by the Sole Shareholder to ACIC of stock certificates representing all of the issued and outstanding shares of capital stock of ARMGA, duly endorsed in blank or accompanied by duly executed stock powers (in either case, with all necessary transfer taxes, if any, paid or other revenue stamps affixed thereto). 1.1.1

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2.1.5 ARMGA Purchase  Price.  In full payment for the shares of capital stock of
ARMGA, ACIC shall pay to the Sole Shareholder Eleven Million Three Hundred Seventy-Five Thousand Dollars ($11,375,000.00) as follows: (i) Two Million Nine Hundred Seventy-Five Thousand Dollars ($2,975,000.00) of Atlantic American Stock (the "ARMGA Stock Consideration") valued at the Per Share Closing Price and (ii) Eight Million Four Hundred Thousand Dollars ($8,400,000.00) in cash by wire
transfer   at  Closing   (the  "ARMGA   Cash   Consideration")(the   ARMGA  Cash
Consideration and the ARMGA Stock Consideration referred to together as the "ARMGA Purchase Price.")

2.1.6 Antidilution. In the event that, subsequent to the date of this Agreement, the outstanding shares of Atlantic American Stock shall have been, without consideration, increased, decreased, changed into, or exchanged for a different number or kind of shares of securities through recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Atlantic's capitalization, then an appropriate and proportionate adjustment shall be made (i) in the number and kind of securities to be received by the Shareholders pursuant to the exchange contemplated by Section 2.1.3 of this Agreement, (ii) in the number and kind of securities to be received by the Shareholders pursuant to the purchase contemplated by Section 2.1.5, (iii) to the Escrowed Shares described in Section 2.1.8 of this Agreement, and (iv) to the Per Share Closing Price described in Section 2.1.3.2 of this Agreement.

2.1.7 Shareholder Meeting. As soon as practicable following the execution of this Agreement, ACIC will duly give notice of, convene and hold a meeting of its shareholders in accordance with the TBCA and will submit the Plan of Exchange, this Agreement and such other agreements, documents and instruments evidencing the transactions contemplated hereby and thereby as may be necessary or appropriate, to a special meeting of its shareholders. Subject to the good faith exercise of their fiduciary duties under applicable law, the board of directors of ACIC will unanimously recommend that the Shareholders of ACIC approve and adopt this Agreement, the Plan of Exchange and the other transactions contemplated hereby and thereby, and will use its best efforts to obtain such approval. Any board of directors, or shareholders', action contemplated above may be taken by unanimous written consent in lieu of a meeting.

2.1.8 Retention of Exchange Consideration and ARMGA Purchase Price.

2.1.8.1 Escrow of Shares. The parties hereto agree that, at the Closing, Atlantic, the Representative and the Escrow Agent will enter into an Escrow Agreement substantially in the form attached hereto as Exhibit 2.1.8.1. Atlantic shall deliver to the Escrow Agent (i) a certificate or certificates representing all of the ACIC Stock Consideration (the "Escrowed ACIC Shares") and (ii) a certificate or certificates representing all of the ARMGA Stock Consideration (the "Escrowed ARMGA Shares"; the Escrowed ACIC Shares and the Escrowed ARMGA Shares referred to together as the "Escrowed Shares"), calculated using the Per Share Closing Price, which Escrowed Shares may be offset to satisfy claims for indemnification by Atlantic as provided in Article IX hereof, such Escrowed Shares to be allocated among the Shareholders in proportion to their respective Stock Consideration to be received under the Plan of Exchange and the purchase of ARMGA stock as described in Section 2.1.4. The Escrowed Shares will be held by the Escrow Agent and distributed pursuant to the terms of the Escrow Agreement.



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2.1.8.2  Escrow of Cash  Consideration.  The parties  hereto agree that,  at the
Closing, Atlantic will deliver to the Escrow Agent (i) One Million Five Hundred Sixteen Thousand Six Hundred Sixty Six Dollars ($1,516,666.00), which shall be deducted from the ACIC Cash Consideration (the "Escrowed ACIC Cash") and (ii) Eight Hundred Sixteen Thousand Six Hundred Sixty Six Dollars ($816,666.00), which shall be deducted from the ARMGA Cash Consideration (the "Escrowed ARMGA Cash"; the Escrowed ACIC Cash and the Escrowed ARMGA Cash referred to together as the "Escrowed Cash"), which Escrowed Cash may be used by Atlantic solely to satisfy claims under Section 2.1.9, such Escrowed Cash to be allocated among the Shareholders in proportion to their respective amounts of Cash Consideration to be received under the Plan of Exchange and the purchase of ARMGA stock as described in Section 2.1.4. The Escrowed Cash will be held by the Escrow Agent and invested and distributed pursuant to the terms of the Escrow Agreement. After the determinations described in Section 2.1.9, the Escrowed Cash shall be released by the Escrow Agent pursuant to the terms of Section 2.1.10.

2.1.8.3 Retention of Exchange Consideration Related to Dissenters' Rights. To the extent that any shareholder of ACIC has properly demanded dissenters' rights under the TBCA (a "Demanding Shareholder"), the parties hereto agree that Atlantic shall withhold from the ACIC Exchange Consideration the amount of the ACIC Exchange Consideration that would have been allocated to any such Demanding Shareholder. Atlantic, or ACIC as a subsidiary of Atlantic, shall bear any costs, including attorney fees, incurred by Atlantic or ACIC related to any actions respecting the demand of dissenters' rights under the TBCA by any Demanding Shareholder and (ii) any amounts paid to any Demanding Shareholder in excess of the amount of the ACIC Exchange Consideration that would have been allocated to any such Demanding Shareholder pursuant to the terms of this Agreement. Atlantic shall have the sole right to control the defense of any actions in respect of dissenters' rights under the TBCA by any Demanding Shareholder; provided, however, that the Representative shall on behalf of the Shareholders cooperate to the extent reasonably necessary in the defense of any such actions.

2.1.9 Closing Date Capital and Surplus; Closing Date Net Worth. As soon as practicable following the Closing, the management of ACIC and ARMGA, respectively, shall determine (i) the amount of ACIC's capital and surplus as of the Closing Date (the "Closing Date Capital and Surplus") and (ii) the amount of ARMGA's net worth as of the Closing Date (the "Closing Date Net Worth"). The amount of such Closing Date Capital and Surplus shall be calculated in accordance with generally accepted actuarial standards and statutory accounting principles required or permitted by the Texas Department of Insurance, consistently applied and fairly stated, and on the basis of assumptions consistent with those used in computing the corresponding items on ACIC's National Association of Insurance Commissioners' formal Annual Statement. Net worth (the "Net Worth") shall mean the total assets which have been historically classified on ARMGA's financial statements as "Current Assets," "Fixed Assets" and "Other Assets", less total liabilities as have been classified historically on ARMGA's financial statements under the categories "Current Liabilities" and "Long Term Debt". The Closing Date Net Worth shall be determined in accordance with GAAP (and in the event that the financial statements of ARMGA are not in accordance with GAAP, such financial statements shall include any items required by GAAP), applied in a manner consistent with the 1996 and 1997 financial statements of ARMGA to the extent they are in accordance with GAAP. The determination of the Closing Date Capital and Surplus and Closing Date Net Worth shall be delivered in writing to Atlantic and to the Representative as promptly as practicable following the determination thereof. Atlantic and the Representative shall each have five (5) business days from such delivery in which to review and notify the other of any disagreements with such determinations of the Closing Date Capital and Surplus and Closing Date Net Worth. At the end of such five (5) business day period, Atlantic and the Representative will provide joint written instructions to the Escrow Agent pursuant to Section 5 of the Escrow Agreement to immediately release to the Representative for distribution to the Shareholders any portion of the Escrowed Cash not in dispute. In the event that the Representative or Atlantic disagrees with the determinations, Atlantic and the Representative shall negotiate in good faith for at least ten (10) days to resolve the disputes. After such ten (10) day period either party may retain PriceWaterhouseCoopers to determine the Closing Date Capital and Surplus and/or the Closing Date Net Worth. If
PriceWaterhouseCoopers is retained to resolve a dispute with respect to the Closing Date Capital and Surplus, the Representative, on behalf of the Shareholders, and Atlantic hereby agree to equally split the fee charged by PriceWaterhouseCoopers to make the above described determination. If PriceWaterhouseCoopers is retained to resolve a dispute with respect to the Closing Date Net Worth, the Sole Shareholder and Atlantic hereby agree to equally split the fee charged by PriceWaterhouseCoopers to make the above described determination, with the Shareholder's portion of such fee to be paid out of the Escrowed Cash. In the event that the Closing Date Capital and Surplus as determined above is less than Fifteen Million ($15,000,000.00), the Escrow Agent, subject to Section 2.1.10, shall deliver to Atlantic, upon receipt of a joint written instruction from Atlantic and the Representative pursuant to
Section 5 of the Escrow Agreement an amount of the Escrowed Cash, which is equal in value to the amount by which the Closing Date Capital and Surplus is less than Fifteen Million ($15,000,000.00). In the event that the Closing Date Net Worth as determined above is less than One Hundred Fifty Thousand Dollars ($150,000.00), the Escrow Agent, subject to Section 2.1.10, shall deliver to Atlantic, upon receipt of a joint written instruction from Atlantic and the Representative pursuant to Section 5 of the Escrow Agreement, an amount of the Escrowed Cash, which is equal in value to the amount by which the Closing Date Net Worth is less than One Hundred Fifty Thousand Dollars ($150,000.00).

            The parties acknowledge that ARMGA is obligated to make bonus payments pursuant to employment agreements with each of the individuals, and in the amounts, listed on Exhibit 2.1.9, upon the consummation of the transactions contemplated herein. Such bonus payments, adjusted for any associated tax effects, (i) if paid prior to Closing from internal sources shall reduce the Closing Date Net Worth, (ii) if paid prior to Closing from borrowed sources, such borrowings shall be treated as an accrued liability on the books of ARMGA for purposes of determining and reducing the Closing Date Net Worth, and (iii) if not paid prior to Closing shall be treated as an accrued liability on the books of ARMGA for purposes of determining and reducing the Closing Date Net Worth.

2.1.10 As soon as practicable following the final determination of the Closing Date Capital and Surplus and Closing Date Net Worth pursuant to Section 2.1.9 hereof the Representative and Atlantic agree to jointly direct the Escrow Agent, pursuant to Section 5 of the Escrow Agreement, to distribute to the Shareholders in proportion to the total consideration received by the Shareholders hereunder, the amount by which the Escrowed Cash exceeds any charges pursuant to Section 2.1.9.

2.1.11 Representative as Exclusive Spokesperson. Pursuant to the terms of this Agreement, the Representative shall have the exclusive power and authority to act on behalf of the Shareholders with regard to any matters contemplated by this Agreement, including the following:

2.1.11.1 To receive the shares of Atlantic American Stock and cash payable to the Shareholders, and to receive any other payments payable under this Agreement or otherwise pursuant to the transactions contemplated herein and to make any and all allocations and distributions thereof;

2.1.11.2 To deposit such payments in an account and draw upon such account to pay the costs and expenses to be borne by or on behalf of the Shareholders.

2.1.11.3 To make any assurances, communications and reports for or on behalf of the Shareholders to Atlantic that may be requisite or proper for facilitating the transactions contemplated by this Agreement;

2.1.11.4 To receive all notices and other communications, to make all decisions, to give all notices and other communications, and to take all other actions with regard to notification, defense, contest, and settlement and all other matters pertaining to any and all indemnification matters contemplated in this Agreement, including, without limitation, all actions in regard to the Escrowed Shares and the Escrowed Cash and any communications with the Escrow Agent; and

2.1.11.5 Otherwise to execute, acknowledge and deliver all other documents and take all actions and do all things not inconsistent with this Agreement or the transactions contemplated hereby, necessary or proper, required, contemplated or deemed advisable in his view or discretion, in connection with or to carry out and comply with all terms and conditions of this Agreement.

2.1.12 Transmittal Letters/Investment Letters. Atlantic shall mail to each Shareholder a form of Transmittal Letter/Investment Letter (the "Transmittal Letter"), which shall (i) specify that delivery shall be effected and risk of loss and title to the certificate or certificates (the "Certificate") representing shares of common stock of the Acquired Companies shall pass only upon proper delivery of the Certificates to the Representative (and the Representative's delivery of same to Atlantic) and instructions for use in effecting the surrender of such Certificates for payment therefor and (ii) contain acknowledgments and representations pertaining to investment intent by each Shareholder regarding the receipt of the Atlantic American Stock described in Article IV hereof. Upon surrender to the Representative (and the Representative's delivery of same to Atlantic) of (i) the Transmittal Letter duly executed, (ii) the Certificates and (iii) three (3) stock powers with regard to the Escrowed Shares executed in blank (which Atlantic shall promptly forward to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement), the holder of such Certificate shall be entitled to receive in exchange therefor such Shareholder's portion of the Exchange Consideration set forth in Section 2.1.3.2, less the portion of such Exchange Consideration that is to be paid into escrow. Until surrendered in accordance with the provisions of this Section 2.1.12, each Certificate (other than Certificates representing dissenting shares) shall represent for all purposes only the right to receive the Exchange Consideration. No dividends or other distributions that are declared after the Closing Date with respect to shares of Atlantic American Stock included in the Exchange Consideration payable to the holders of record thereof after the Closing Date shall be paid to a stockholder of the Acquired Companies entitled to receive Atlantic American Stock until such stockholder has properly surrendered such stockholder's Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Atlantic American Stock shall be issued any dividends which shall have become payable with respect to such Atlantic American Stock between the Closing Date and the time of such surrender, without interest. Until surrendered, each Certificate shall not have any voting rights with respect to the Atlantic American Stock included in the Exchange Consideration. No interest will be paid or will accrue on any cash payable to holders of Certificates.

2.2   Regulatory Consents.

2.2.1 Compliance with Securities Laws and Insurance Laws. In connection with the transactions contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the provisions of the 1933 Act and the General Rules and Regulations thereunder, and all other applicable federal and state securities laws, and (ii) all other applicable laws, including, without limitation, the making of any filings with any state insurance commissions or departments. Each of the parties hereto further agrees to furnish the other, or its counsel, with such information and to take such actions, as may be reasonably requested in respect of such compliance.

2.2.2 HSR Act. The parties hereto agree to prepare and file the Notification and Report Form required pursuant to the HSR Act with the FTC and the Antitrust Division if reasonably practicable on the date hereof, and otherwise by no later than the fifth (5th) Business Day following the date hereof. The Notification and Report Form shall be in accordance with the requirements of the HSR Act. Each such party hereby covenants (i) to request early termination of the waiting period required by the HSR Act; (ii) to promptly furnish to the other party hereto such necessary or appropriate information and reasonable assistance, including access to each other's documents and personnel, as such other party may reasonably request in connection with its preparation of necessary or voluntary filings and other submissions, communications or presentations pursuant to the HSR Act; (iii) to promptly keep the other party apprised of the status of any communications with and any inquiries by the FTC or Antitrust Division; and (iv) to comply with a request for additional information issued by the FTC, the Antitrust Division or any other Authority, as the case may be, as promptly and expeditiously as practicable. The parties shall use best efforts and cooperate to expedite the termination of the waiting period under the HSR Act. The parties agree that they will not undertake any unilateral contacts with either the FTC or Antitrust Division without the prior approval of the other party. ACIC and Atlantic agree to equally split the HSR Act filing fee. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any antitrust Law, the parties shall use best efforts and cooperate at their own respective expense to contest and vigorously resist any such action or proceeding, and to have vacated, lifted, reversed or overturned as promptly and expeditiously as practicable any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

2.3 Conduct of the Business of the Acquired Companies Prior to Closing.

2.3.1 Except with the prior consent in writing of Atlantic, the Acquired Companies covenant and agree that, between the date of this Agreement and the Closing Date, the Acquired Companies will conduct the Business and operate the Business in the ordinary course, and they will: (a) use their best efforts to preserve the organization of the Acquired Companies intact, to keep available the services of the present officers and employees of the Acquired Companies, and to preserve the goodwill of customers, suppliers and others having business relations with the Acquired Companies; (b) maintain the properties of the Acquired Companies in the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted and not liquidate the assets to cash except in the ordinary course of business; (c) keep in force at no less than their present limits all existing bonds and policies of insurance insuring the Acquired Companies and their respective properties; (d) (i) not incur any additional indebtedness of the Acquired Companies or enter into any contract, agreement or lease which in any such case provides for obligations of, or payments by, the Acquired Company of more than Twenty Thousand Dollars ($20,000.00) in the aggregate or which is not terminable without payment of premium or penalty upon 60 days' notice, except for the selling of insurance policies written in the ordinary course of business, or
(ii)  suffer,  permit or incur any of the  transactions  or events  described in
Section 3.11 hereof (except for the payment of any health, disability and life insurance premiums which may become due distributions required to be made pursuant to the terms currently in effect of any Benefit Plans and except for the bonus payments described in the last sentence of Section 2.1.9 and except for cash dividends and other cash distributions described in Section 2.3.4) to the extent such events or transactions are within the control of the Acquired Companies; (e) not make or permit any change in the Acquired Companies's Articles of Incorporation or Bylaws, or in their authorized, issued or outstanding securities except for changes pursuant to exercise of Options in accordance with the Option Plan or Section 2.1.3.1 hereof; (f) not grant any stock option or right to purchase any security of the Acquired Companies, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing;
(g) not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan (except for the payment of any health, disability and life insurance premiums which may become due and distributions required to be made pursuant to the terms of any Benefit Plans); (h) not increase the compensation payable or to become payable by the Acquired Companies to any officer, employee or agent and not make any bonus payment or arrangement to any of such persons except for such increases in compensation or bonus payments to employees of the Acquired Companies other than the Shareholders that are made at times and in amounts consistent with historical practices of the Business and except for the bonus payments described in the last sentence of Section 2.1.9; and (i) promptly advise Atlantic in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto. Notwithstanding the foregoing, the Acquired Companies shall not be restricted in the adjustment, compromise and settlement of insurance claims or the negotiation and implementation of reinsurance transactions in the ordinary course of business and in a manner consistent with historical practices.

2.3.2 Except after prior notification to, and with the prior written consent of, Atlantic, the Acquired Companies will not make between the date of this Agreement and the Closing Date, any change in their banking or safe deposit arrangements or grant any powers of attorney. A list of all bank accounts, safe deposit boxes (and the contents thereof) and powers of attorney of the Acquired Companies and of all persons authorized to act with respect thereto is attached hereto as Exhibit 2.3.2.

2.3.3 Except with the prior consent in writing of Atlantic, the Acquired Companies will not between the date of this Agreement and the Closing Date make any material changes in the Acquired Companies' statutory or financial accounting methods or practices.

2.3.4 Notwithstanding any other provision of this Agreement to the contrary, cash and short-term investments (as such term is used for statutory accounting purposes) held by ACIC and ARMGA may be used to pay (i) expenses associated with the transactions contemplated by this Agreement, (ii) other expenses of ACIC or ARMGA and (iii) cash dividends or other cash distributions to the Shareholders to the extent that (x) the Closing Date Capital and Surplus is not reduced below Fifteen Million Dollars ($15,000,000.00) and (y) the Closing Date Net Worth is not reduced below One Hundred Fifty Thousand Dollars ($150,000.00).

2.4 Filing of Tax Returns. The Acquired Companies covenant to cause all of the Acquired Companies' federal, state and local tax returns required to be timely filed before Closing to be timely and accurately filed with the appropriate taxing authorities. For purposes of this Section 2.4, such returns shall be deemed timely filed if an Acquired Company has obtained an extension from the appropriate taxing authority as to the time in which it may file such tax returns. The Acquired Companies shall submit all such tax returns to Atlantic at least fifteen days prior to the date they must be filed, and Atlantic shall have the opportunity to comment on such returns. The Acquired Companies hereby agree to provide Atlantic with all information within the knowledge or possession of the employees, officers, directors or agents of the Acquired Companies necessary to file such returns. All such information shall be true, correct and accurate in all respects.

2.5 Resignation. The Acquired Companies covenant to cause to be delivered at the Closing the resignation of each of the directors of the Acquired Companies and each noninstitutional trustee under any Benefit Plan maintained by the Acquired Companies, such resignations to be effective immediately following the Closing.

2.6 Examination of Property and Records. Between the date of this Agreement and the Closing Date, the Acquired Companies will allow Atlantic, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Acquired Companies that may be reasonably requested, and shall furnish Atlantic, its officers and representatives during such period with all information concerning the affairs of the Acquired Companies that may be reasonably requested. Atlantic will conduct any investigation in a manner which will not unreasonably interfere with the business of the Acquired Companies. All such information shall be held confidential pursuant to the terms of that certain confidentiality agreement executed on August 27, 1998.

2.7 Consent Waivers and Approvals. The Acquired Companies agree to use their commercially reasonable best efforts, but shall not be required to expend any funds or waive any right of the Acquired Companies, to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which any Acquired Company is a party or subject on the Closing Date, and (a) which would prohibit, or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder. All written waivers, consents and final approvals shall be produced at Closing in form and content reasonably satisfactory to Atlantic.

2.8 Repayment of Loans and Advances. Excluding any intercompany accounts receivable and accounts payable between ACIC and ARMGA, prior to or at the Closing, all loans and advances made by the Acquired Companies to the Shareholders or any entity controlled by any of them shall be repaid along with all accrued interest and as of the Closing, no outstanding amounts shall be due to the Acquired Companies from the Shareholders or any such controlled entity. The Acquired Companies shall not forgive any such indebtedness nor shall it disburse funds by way of bonus or otherwise to the Shareholders for the direct or indirect purpose of providing funds to repay such loans or advances.

2.9 Amounts Due Shareholders by the Acquired Companies. On or prior to the Closing Date, the Acquired Companies shall have received from the Shareholders the full amount of any loans, advances, or other like amounts, including any interest due thereon, from any Shareholder or any affiliate of any Shareholder; provided, however, that in regard to amounts owed to the Acquired Companies by Rumber Materials, Inc., on the Closing Date the Sole Shareholder shall be allowed to transfer portions of the consideration to be received by the Sole Shareholder from the transactions contemplated hereby to pay the amount of loans, advances, or other like amounts owed to the Acquired Companies by Rumber Materials, Inc. As of the Closing Date, no Acquired Company shall owe amounts to any such person or entity for loans, advances, management fees, corporate overhead or otherwise. Prior to Closing, no such loans, advances or other like amounts (including interest thereon) shall be paid or retired from the assets of any Acquired Company. Notwithstanding the foregoing, this Section 2.9 shall in no way affect any right of any Shareholder to receive compensation for services and employee fringe benefits in amounts and at times consistent with the historical practices of the Acquired Companies.

2.10 Employment Agreement. The Acquired Companies agree to use their commercially reasonable best efforts, but shall not be required to expend any funds or waive any right of the Acquired Companies, to cause the Sole Shareholder to enter into at the Closing an Employment Agreement substantially in the form set forth in Exhibit 2.10.

2.11 Covenants Not to Compete. The Acquired Companies agree to use their commercially reasonable best efforts, but shall not be required to expend any funds or waive any right of the Acquired Companies, to cause each of the persons listed on Exhibit 2.11 to enter at the Closing into a Non-Solicitation and Confidentiality Agreement substantially in the form attached hereto as Exhibit 2.11(a) and to cause the Sole Shareholder to enter at the Closing into a Covenant Not to Compete substantially in the form attached hereto as Exhibit 2.11(b).

2.12 Supplying of Financial Statements. The Acquired Companies covenant to deliver to Atlantic all regularly prepared unaudited financial statements of the Acquired Companies prepared after the date of this Agreement through the Closing Date, in the format historically utilized internally, as soon as such financial statements are available.

2.13 Atlantic Board Seat. Atlantic covenants that it will take all necessary actions to elect Harold K. Fischer to the Board of Directors of Atlantic for a normal term, effective as of the Closing.
1.1

2.14 Irrevocable Proxy. Contemporaneously with the execution of this Agreement, the Acquired Companies have delivered stock options which shall contain irrevocable proxies, in the form of Exhibit 2.14 attached hereto, duly and validly executed and delivered by Shareholders (including the Sole Shareholder) owning at least sixty seven percent (67%) of the outstanding shares of common stock of ACIC.

2.15 Termination of Existing Employment Agreements. The Acquired Companies covenant to cause any existing employment agreement with any employee of the Acquired Companies to be terminated as of the Closing Date.


3. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES.

      The Acquired Companies, jointly and severally, represent and warrant to, and for the benefit of, Atlantic as follows:

3.1 Organization and Standing. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases. Each Acquired Company is now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in all jurisdictions listed in Exhibit 3.1 hereto, and the character of the property owned or leased by such Acquired Company and the nature of the Business conducted by it do not require such qualification and/or licensing in any other jurisdiction.

3.2 Authority and Status. Each of the Acquired Companies has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by the Acquired Companies of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of each Acquired Company. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Acquired Companies in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of each Acquired Company, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as Exhibit 3.2 are true, correct and complete copies of the Articles of Incorporation and Bylaws of each Acquired Company.

3.3 Capitalization. The entire authorized capital stock of each Acquired Company is as follows: (i) ACIC: Seven Hundred Thousand (700,000) shares of $2.00 par value common stock, of which Five Hundred Twenty Five Thousand Shares (525,000) shares are issued and outstanding and One Hundred Seventy Five Thousand (175,000) shares are held in treasury; and (ii) ARMGA: One Hundred Thousand (100,000) shares of $1.00 par value common stock, of which One Thousand (1,000) shares are issued and outstanding and no shares are held in treasury. Neither of the Acquired Companies has any other shares of capital stock authorized, issued or outstanding. All of the issued and outstanding shares of each Acquired Company have been validly issued and are fully paid and non-assessable and are owned of record by the Shareholders as set forth on Exhibit 3.3(a). Except for the requisite affirmative vote of the Shareholders pursuant to Texas law, the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in any Acquired Company or the capital stock of any Acquired Company. There are no outstanding options, warrants, calls, commitments, or plans by the Acquired Companies to issue any additional shares of its capital stock, or to pay any dividends on such shares, or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of any Acquired Company, except options issued pursuant to the Option Plan. A schedule identifying the holders and the amounts of all currently outstanding options, all of which have been issued pursuant to the Option Plan, and the exercise prices and vesting terms for such options, is set forth on Exhibit 3.3(b).

3.4 Absence of Equity Investment. Except as described in Exhibit 3.4 hereto, neither Acquired Company, directly or indirectly, owns of record or beneficially any shares or other equity interests in any corporation (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market), partnership, limited partnership, joint venture, trust, limited liability company or other business entity, all or any portion of the business of which is competitive with that of any Acquired Company.

3.5   Liabilities and Obligations of the Acquired Companies.

3.5.1 Attached hereto as Exhibit 3.5.1 are true, correct and complete copies of each of the ACIC's (i) certified statutory annual statements for the years ended December 31, 1997 and December 31, 1998, together with the report of Ernst & Young LLP (the "1997 and 1998 Statutory Financial Statements") The 1997 and 1998 Statutory Financial Statements fairly present in all material respects the respective statutory financial condition of ACIC, taken as a whole, at year end in each of such years and the statutory results of its operations and other data contained therein for each of the years and were prepared in conformity with statutory accounting practices prescribed or permitted by the Texas Department of Insurance (which have been applied on a consistent basis). The books and records of ACIC are sufficient and accurate to the extent required (i) to permit Atlantic's independent certified public accountants to conduct an audit of ACIC sufficient in scope to permit the issuance of an unqualified opinion on the financial statements of ACIC and (ii) to permit Atlantic to comply with any applicable reporting requirements under any applicable federal or state securities laws.

3.5.2 Attached hereto as Exhibit 3.5.2 are true, correct and complete copies of each of ARMGA's (i) unaudited balance sheets as of December 31, 1997 and December 31, 1998 and the related G/L profit and loss statement for the years then ended (the "1997 and 1998 Financial Statements"). The 1997 and 1998 Financial Statements have been prepared from and are in complete accordance with the books and records of ARMGA, are true and complete statements of the financial position of ARMGA as of their respective dates, have been prepared in accordance with GAAP, consistently applied, fairly present in all material respects the financial position and results of operations of ARMGA, taken as a whole, as of the respective dates thereof, and disclose all liabilities of ARMGA, whether absolute, contingent, accrued or otherwise, existing as of the respective dates thereof which are of a nature required to be reflected in financial statements prepared in accordance with GAAP, consistently applied. The books and records of ARMGA are sufficient and accurate to the extent required
(i) to permit Atlantic's independent certified public accountants to conduct an audit of ARMGA sufficient in scope to permit the issuance of an unqualified opinion on the financial statements of ARMGA and (ii) to permit Atlantic to comply with any applicable reporting requirements under any applicable federal or state securities laws.

3.5.3 No Acquired Company has any liability or obligation (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, consistently applied, including, without limitation, any liability which might result from an audit of its tax returns by any appropriate authority, except for (i) the liabilities and obligations of the Acquired Companies which are disclosed on Exhibit 3.5.3 hereto, to the extent and in the amounts so disclosed, and (ii) liabilities incurred or accrued in the ordinary course of business since December 31, 1998, and which do not, either individually or in the aggregate, have an adverse effect on the assets, operations or the business of the Acquired Companies. There is no basis for any assertion against any Acquired Company as of December 31, 1998 of any liability of any nature or in any amount not fully accrued and appearing on the balance sheet as of that date.

3.5.4 Except as disclosed on Exhibit 3.5.3, no Acquired Company is in default with respect to any liabilities or obligations, and all such liabilities or obligations shown on Exhibit 3.5.3, and such liabilities incurred or accrued subsequent to December 31, 1998 have been, or are being, paid or discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business, except as indicated in Exhibit 3.5.3.

3.6   Taxes.

3.6.1 Each Acquired Company has, as of the date hereof, and will have prior to Closing, timely and accurately filed all federal, state, foreign and local tax returns and reports required to be filed by it prior to such dates and has timely paid, or will timely pay prior to Closing, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns. The tax basis of all assets of each Acquired Company as reflected on its books and records is correct and accurate for use in tax periods ending after Closing, assuming that no change in applicable federal or state tax laws or generally accepted accounting principles occur subsequent to Closing. Except as described on Exhibit 3.6, no Acquired Company is, nor will it become, subject to any additional taxes, interest, penalties or other similar charges as of a result of the failure to file timely or accurately, as required by applicable law, any such tax return or to pay timely any amount shown to be due thereon, including, without limitation, any such taxes, interest, penalties or charges resulting from the obtaining of an extension of time to file any return or to pay any tax. No assessments or notices of deficiency or other communications have been received by any Acquired Company with respect to any such tax return which has not been paid, discharged or fully reserved against in the Interim Financial Statements or Exhibit 3.6 hereto, and no amendments or applications for refund have been filed or are planned with respect to any such return. There are no agreements between any Acquired Company and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return, and the Acquired Company has not filed any consent or election under the Code, including, without limitation, any election under
Section 341(f) of the Code, other than such consents and elections, if any, reflected in each Acquired Company's tax return for its taxable year ended December 31, 1997. True and complete copies of ACIC's tax returns for its 1995, 1996 and 1997 taxable years are attached as Exhibit 3.6. ACIC's federal income tax returns have been audited by the Internal Revenue Service through the 1993 taxable year and the only taxable years which are open for audit are 1994, 1995, 1996, 1997 and 1998. True and complete copies of ARMGA's tax returns for its 1995, 1996 and 1997 taxable years are attached as Exhibit 3.6. ARMGA's federal income tax returns have been audited by the Internal Revenue Service through the 1995 taxable year and the only taxable years which are open for audit are 1996, 1997 and 1998.

3.6.2 For all taxable periods not closed by the applicable statute of limitations, ARMGA has been a "small business corporation" as that term is defined in Section 1361(b) of the Code, it has had in effect an election under
Section 1362(a) of the Code to be treated as an S corporation, and it has filed all of the federal income tax returns (and all state income tax returns in those states permitting the equivalent of an S corporation election) consistently with S corporation status. No Acquired Company has incurred and will not, with respect to any taxable period ending on or prior to the Closing Date or, with respect to any taxable period ending after the Closing Date, that portion of such period ending on the Closing Date, incur any taxable income or liability for taxes under or by reason of Sections 1363(d), 1371(d), 1374 or 1375 of the Code.

3.7   Ownership of Assets and Leases.

3.7.1 Other than with respect to the Real Property and Improvements:

3.7.1.1 Exhibit 3.7.1.1 attached hereto contains a list of all fixed assets owned by each Acquired Company, including, but not limited to, all machinery and equipment, office furniture and equipment and all vehicles owned by each Acquired Company, and depreciation schedules of the assets shown thereon.

3.7.1.2 Each Acquired Company has good and marketable title to all of the assets shown on Exhibit 3.7.1.1 subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, charge or adverse claim whatsoever, except as specifically shown on Exhibit 3.8.

3.7.1.3 Except as shown on Exhibit 3.7.1.3, none of the properties or assets used by the Acquired Companies are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement. Exhibit
3.7.1.3 includes a list of all leases of all machinery and equipment of which any Acquired Company is a lessee, including respective expiration dates and monthly rentals.

3.7.1.4 Each of the leases and agreements described in Exhibit 3.7.1.3 is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company and the other respective parties thereto and is enforceable in accordance with its terms, and there is not under any of such leases or agreements existing any default of any Acquired Company or of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). No Acquired Company has received any payment from a lessor in connection with or as inducement for entering into any such lease except as set forth on Exhibit 3.7.1.3.

3.7.1.5 None of the property of the Acquired Companies shown on Exhibits 3.7.1.1 or 3.7.1.3 is leased by the Acquired Companies to any other person or entity.

3.7.1.6 There are no items of machinery and equipment or vehicles employed or used by the Acquired Companies which are not described in Exhibits 3.7.1.1 or
3.7.1.3. Each Acquired Company either owns or leases all assets which are necessary to conduct its business. All machinery and equipment owned or leased by the Acquired Companies are usable and operable in its business and are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear.

3.7.1.7 Inventories of the Acquired Companies consist only of supplies and materials used in the Business and neither Acquired Company holds any inventory for sale. Except as set forth on Exhibit 3.7.1.7, all inventories owned by the Acquired Companies consist only of items of a quality and quantity readily usable in the normal course of business and are valued on the Acquired Companies' books so as to reflect the normal valuation policy of the Acquired
Companies, all in accordance with generally accepted accounting principles, applied on a basis consistent with prior years.

3.7.1.8 Except pursuant to this Agreement, no Acquired Company is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations which are owned by the Acquired Company.

3.7.2 With respect to the Real Property and Improvements:

3.7.2.1 No Acquired Company presently owns, has previously owned or has been the sole tenant on any Real Property, nor does it own any Improvements thereto except leasehold improvements.

3.7.2.2 The parcel of property described in Exhibit 3.7.2.2 as the leased Real Property is the only real estate leased by the Acquired Companies. Exhibit
3.7.2.2 includes a list of all leases of real estate of which each Acquired Company is a lessee, including respective expiration dates and monthly rentals. Each of the leases described in Exhibit 3.7.2.2 is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company and the other respective parties thereto and is enforceable in accordance with its terms, and there is not under any of such leases existing any default of any Acquired Company or of any other party thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). No Acquired Company has received any payment from a lessor in connection with or as inducement for entry into any such lease except as set forth on Exhibit 3.7.2.2.

3.7.2.3  Except as disclosed on Exhibit  3.7.2.3,  none of the property shown on
Exhibit 3.7.2.2 is leased by any Acquired Company to any other person or entity.

3.7.2.4 There is no real estate used by the Acquired Companies which is not described in Exhibit 3.7.2.2. Each Acquired Company either owns or leases all real estate which is necessary to conduct its business.

3.7.2.5 No taxes, assessments, water charges or sewer charges relating to the Real Property and payable by an Acquired Company are delinquent and there are no special taxes, assessments or charges pending or threatened against the Real Property that are payable by an Acquired Company.

3.7.2.6 The Real Property and the Improvements are usable and operable in the Business and the Improvements are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear.

3.7.2.7 Each Acquired Company has obtained and maintained in full force and effect to the date hereof all Permits required for the normal use and operation of the Real Property and the Improvements as currently operated. A complete and correct list of all such Permits is set forth on Exhibit 3.7.2.8. Each Acquired Company has delivered to Atlantic complete and accurate photocopies of all Permits. Each Acquired Company has complied in all respects with all such Permits and has not received any notice that any such Permits will not be renewed upon expiration or of any conditions which will be imposed in order to receive any such renewal. Except as described on Exhibit 3.7.2.8, all of the Permits will remain in full force and effect, and will inure to the benefit of the Atlantic, after the consummation of the transactions contemplated by this Agreement.

3.7.2.8 The Real Property is being operated and maintained in full compliance with all building code, zoning and other applicable local, state and federal ordinances, regulations and requirements which affect the use and operation thereof, with all contracts related thereto and with all Permits. No Acquired Company has received any notice or violation of law or municipal ordinance, order or requirement having jurisdiction or affecting the Real Property.

3.8 Indebtedness of the Acquired Companies. Attached hereto as Exhibit 3.8 is a list of all instruments, agreements or arrangements pursuant to which any the Acquired Company has borrowed any money, incurred any indebtedness, or established any line of credit, which represents a liability of any Acquired Companies on the date hereof. Each Acquired Company has performed all the obligations required to be performed by it to the date hereof pursuant to the obligations listed on Exhibit 3.8 and no Acquired Company is in default under any mortgage, indenture, note or other obligation for, or relating to, borrowed money to which the Acquired Company is a party, or to which any property or assets belonging to, or used by, the Acquired Company is subject, and there has not occurred any event which, but for the passage of time or giving of notice, or both, would constitute a default.

3.9   Accounts Receivable and Notes Receivable.

3.9.1 Attached hereto as Exhibit 3.9 is a true and complete list of all of the accounts receivable of each Acquired Company as of September 30, 1998 and all of the notes receivable of each Acquired Company as of such date. All sales and services made or provided on credit between September 30, 1998 and the Closing Date have been or will have been (as applicable) properly recorded on the books of each Acquired Company in the ordinary course of business.

3.9.2 All of the accounts receivable, net of any reserves for doubtful accounts established in the determination of the Closing Date Capital and Surplus and the Closing Date Net Worth pursuant to Section 2.1.9 hereof, will be paid when due and in accordance with their terms (and, in any event, within one hundred eighty
(180) days from the Closing) and the notes receivable will be paid when due and in accordance with their terms. Any unpaid amounts shall first be applied against applicable reserves for doubtful accounts established in the Closing Date Capital and Surplus and the Closing Date Net Worth until such respective reserves are extinguished. If any of the said accounts receivable, after application of such reserves are not paid within one hundred eighty (180) days from the Closing Date or notes receivable are not paid in full when due, Atlantic shall deliver a notice to the Escrow Agent pursuant to the terms of the Escrow Agreement and the Escrow Agent shall distribute to Atlantic the amounts held from the Escrowed Shares, valued at the Per Share Closing Price, for any such unpaid account receivable or note receivable for any such unpaid account receivable or note receivable. All receipts from a customer shall be applied to the specific invoices to which they relate, and neither Atlantic nor the Acquired Companies shall direct a customer to pay a specific invoice in lieu of another invoice unless such customer objects to a particular invoice.

3.10 Agreement Does Not Violate Other Instruments. Except as listed in Exhibit 3.10, the execution and delivery of this Agreement by each Acquired Company do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of any Acquired Company or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which any Acquired Company is a party or is bound or by which any Acquired Company's assets are affected. Except for insurance regulatory approvals, HSR Act approvals, and except as listed or described on
Exhibit 3.10 attached hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect any Acquired Company or any of the assets, properties or operations of any Acquired Company, in connection with the execution and delivery by any Acquired Company of this Agreement or any of the agreements, certificates or other documents delivered or to be delivered on or after the date hereof and at or prior to the Closing in connection with the transactions contemplated hereby.

3.11 Absence of Changes. Since December 31, 1998, no Acquired Company has, except as disclosed on Exhibit 3.11 attached hereto:

3.11.1  Transferred,  assigned,  conveyed  or  liquidated  any of its  assets or
business  or  entered  into  any   transaction  or  incurred  any  liability  or
obligation, other than in the ordinary course of its business;

3.11.2 Suffered any adverse change in its business, operations, or financial condition and neither of the Acquired Companies has become aware of any event or state of facts which may result in any such adverse change;

3.11.3 Suffered any destruction, damage or loss, whether or not covered by insurance;

3.11.4 Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for any current year lien with respect to personal or real property taxes not yet due and payable;

3.11.5 Committed, suffered, permitted or incurred any default in any liability or obligation;

3.11.6 Made or agreed to any adverse change in the terms of any contract or instrument to which it is a party, except with respect to the adjustment, compromise and settlement of insurance claims in the ordinary course of business and consistent with historical practices;

3.11.7 Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right which it has against others, except with respect to the adjustment, compromise and settlement of insurance claims in the ordinary course of business and consistent with historical practices;

3.11.8 Declared, promised or made any distribution or other payment to its Shareholders (other than reasonable compensation for services actually rendered) or issued any additional shares or rights, options or calls with respect to the capital stock of any Acquired Company, or redeemed, purchased or otherwise acquired any of the capital stock of any Acquired Company, or made any change whatsoever in any Acquired Company's capital structure (if such action would affect the ability of any Acquired Company to consummate the transactions contemplated in this Agreement or would cause the necessity of obtaining the consent of any individual or entity not disclosed in Exhibit 3.10);

3.11.9 Paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, any Acquired Company's officers, agents or employees (unless made at times and in amounts consistent with the historical practices of such Acquired Company), or made any increase in the pension, retirement or other benefits of any Acquired Company's directors, officers, agents, field representatives or other employees, except for the bonuses described in Section 2.1.9;

3.11.10 Committed, suffered, permitted or incurred any transaction or event which would increase any Acquired Company's tax liability for any prior taxable year;

3.11.11 Incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business;

3.11.12 Received any notices indicating, and no Acquired Company has reason to believe, that any supplier has taken or contemplates any steps which could disrupt the business relationship of any Acquired Company with said supplier or could result in the diminution in the value of any Acquired Company as a going concern;

3.11.13 Paid, agreed to pay or incurred any obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business and except for payments as they become due pursuant to governing agreements disclosed on Exhibit 3.8; or

3.11.14 Delayed or postponed the payment of any liabilities, whether current or long term, or failed to pay in the ordinary course of business any liability on a timely basis consistent with prior practice.

3.12 Litigation. Except as otherwise set forth in Exhibit 3.12 hereto, there is no suit, action, proceeding, claim or investigation pending or threatened against, or affecting, any Acquired Company, except with respect to insurance claims matters relating to policies of insurance issued or assumed by or through the Acquired Companies in the ordinary course of business which do not allege bad faith or fraud on the part of any Acquired Company, and there exists no basis or grounds for any such suit, action, proceedings, claim or investigation. None of the items described in Exhibit 3.12, singly or in the aggregate, if pursued and/or resulting in a judgment would have an adverse effect on the assets, the business, goodwill or financial condition of any Acquired Company, or the right of any Acquired Company to consummate the transactions contemplated hereby.

3.13 Licenses and Permits; Compliance With Law. Each Acquired Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. All such licenses, certificates, permits, franchises and rights are listed on Exhibit 3.13. Except as noted in Exhibit 3.13, each Acquired Company is presently conducting its business so as to comply in all respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, no Acquired Company is presently charged with nor is under governmental investigation with respect to any actual or alleged violation of any statute, ordinance, rule or regulation, nor is presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations. Except for the Texas local recording agent license of ARMGA, which, as a result of the acquisition of ARMGA by ACIC, would not be renewable at the next renewal date after such acquisition and which could be suspended or revoked, as a result thereof, prior to such renewal date, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the termination of any such license, certificate, permit, franchise or right held by any Acquired Company which is to be assigned pursuant to this Agreement, and all such assigned licenses, certificates, permits, franchises and rights will inure to the benefit of the Atlantic after the transactions contemplated by this Agreement.

3.14  Contracts, Etc.

3.14.1 Exhibit 3.14 hereto consists of a true and complete list of all contracts, agreements and other instruments relating to the Business except for those contracts, insurance policies and Benefit Plans listed in Exhibits
3.7.1.3,  3.7.2.2,  3.8, 3.9, 3.13, 3.15.1,  3.15.2,  3.17,  3.18.3,  3.18.4(a),
3.18.4(b),  3.18.4(c) 3.18.5,  3.18.6,  3.18.8,  3.18.9 and 3.20,  respectively.
Contemporaneously with the delivery of the Exhibits to this Agreement, each respective Acquired Company has delivered a true and complete copy of each such contract, agreement or instrument, certified as such by a duly authorized officer of each Acquired Company, including those listed in Exhibits 3.7.1.3, 3.7.2.2, 3.8, 3.9, 3.13, 3.14, 3.15.1, 3.15.2, 3.17, and 3.20.

3.14.2 All of the contracts, agreements, policies of insurance or instruments described in Exhibits 3.7.1.3, 3.7.2.2, 3.8, 3.9, 3.13, 3.14, 3.15.1, 3.15.2,
3.17, 3.18.3, 3.18.4(a),  3.18.4(b),  3.18.4(c),  3.18.5, 3.18.6, 3.18.8, 3.18.9
and 3.20 hereto are valid and binding upon each respective Acquired Company and, to the best knowledge of the Acquired Companies, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and none of the Acquired Companies or any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof. Except for items specifically described in Exhibit 3.14, neither Acquired Company has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by the Acquired Companies consistent with amounts historically charged for such services. 1.1.1

3.15  Intellectual Property; Computer Software.

3.15.1      Intellectual Property.

3.15.1.1 Exhibit 3.15.1 hereto sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of each Acquired Company, together with a complete list of all licenses granted by or to such Acquired Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Acquired Companies, free and clear of all liens, claims and encumbrances of any nature whatsoever. Neither Acquired Company is currently in receipt of any notice of any violation of, and neither Acquired Company is violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

3.15.1.2 Attached hereto as Exhibit 3.15.1 are copies of the Certificates of Registration issued by the United States Patent and Trademark Office for the trademarks listed on Exhibit 3.15.1. The trademark registrations specified in
Section 3.15.1 below for the trademarks listed on Exhibit 3.15.1 are owned exclusively by the Acquired Companies, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever and the respective Acquired Company has the right to use the trade dress currently used in connection therewith. Neither Acquired Company is currently in receipt of any notice of any violation of, no Acquired Company is infringing on, the rights of any other party in any trademark, trade name, or service mark used in connection with the business of the Acquired Companies.

3.15.1.3 Each Acquired  Company is the owner of Federal  Registrations in the U.
S. Patent and Trademark Office as set forth on Exhibit 3.15.1 for use in connection with the business of the Acquired Company, and such registrations are in full force and effect.

3.15.1.4 Each Acquired Company has the right to use and transfer the trade dress currently used in connection with the packaging and promotion of its products under these marks;

3.15.1.5 No Acquired Company has granted any license, permits on or other authorization to any other person or entity to use said marks or trade names, or has made any conveyance of any such rights.

3.15.1.6 There have been, and are, no past or present disputes, demands, or litigation challenging or casting doubt on the ownership by any Acquired Company or any predecessor of any of the said marks or challenging the validity of any of the marks or the registration thereof.

3.15.1.7 There are no prior settlements, agreements, or administrative or judicial decisions affecting ownership or validity of the assigned marks or limiting the right of any Acquired Company or any predecessor owner to use or register the marks or to grant this assignment.

3.15.1.8 There are no other agreements, contracts or licenses granting, limiting, encumbering or otherwise directly or indirectly affecting ownership or use or right to use or assign the marks by any Acquired Company.

3.15.1.9 To the best knowledge of the Acquired Companies, there are no current infringements of the said marks by any third party.

3.15.2      Computer Software.

3.15.2.1 Each Acquired Company has sole, full and clear title to that computer software described as "Owned Software" on Exhibit 3.15.2 hereto (the "Owned Software"), free of all claims, including claims or rights of employees, agents, consultants or other parties involved in the development or creation of such computer software. Except as set forth on Exhibit 3.15.2 hereto, each Acquired Company has the right and license to use that software described as "Licensed Software" on Exhibit 3.15.2 free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in Exhibit 3.15.2.
Exhibit 3.15.2 sets forth a list of all license fees, rents, royalties or other charges that each Acquired Company is required or obligated to pay with respect to Licensed Software. Each Acquired Company is in full compliance with all provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on Exhibit 3.15.2, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software and none of the Owned Software is dependent on any Licensed Software in order to freely operate in the manner in which it is intended. The Owned Software and Licensed Software constitute all software used in the Business (the "Acquired Companies' Software"). No Acquired Company is infringing any intellectual property rights of any other person or entity with respect to the Acquired Companies' Software, and to the best knowledge and belief of the Acquired Companies, after due inquiry, no other person or entity is infringing any intellectual property rights of any Acquired Company with respect to the Acquired Companies' Software which any Acquired Company leases or licenses to it.

3.15.2.2 Year 2000 Compliance. Except as listed on Exhibit 3.15.2.2 and except for over-the-counter "shrink-wrap" software that is commercially available at a cost of no more than Three Hundred Dollars ($300.00) per unit, all of the Owned Software, Licensed Software, databases, hardware, computer controls and peripherals used in the businesses of the Acquired Companies will be able to process accurately date and time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the 20th and 21st centuries and the years 1999 and 2000 and leap year calculations without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century (any failure to so operate being referred to hereinafter as a "Year 2000 Defect"). None of the assets of any Acquired Company will fail to perform in any respect require any repair, rewrite, conversion or other adaptation because of, or due in any way to, a Year 2000 Defect. None of the businesses of the Acquired Companies depends to any extent on embedded computer technology or computer information systems of its vendors or suppliers that would, in the event that the embedded chips or vendor/supplier technology or systems contain a Year 2000 Defect, have an adverse effect on any business of the Acquired Companies or their assets.

3.16  Labor  Matters.  Exhibit  3.16  sets  forth  a list of all  employees  and independent contractors of each Acquired Company, their current salaries or rates and the Acquired Company's salary increase guidelines. Except as set forth on Exhibit 3.16, within the last three (3) years no Acquired Company has been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or threatened to be called against it; and, except as set forth on Exhibit 3.16, no Acquired Company has violated any federal, state, or other governmental statutes, regulations, or ordinances relating to employment and labor matters, including, without limitation, the provisions of Title VII of the Civil Rights Act of 1964 (race, color, religion, sex, and national origin discrimination), 42 U.S.C. ss. 1981 (discrimination), 42 U.S.C. ss.ss. 621-634 (the Age Discrimination in Employment Act), 29 U.S.C. ss. 206 (equal pay), Executive Order 11246 (race, color, religion, sex, and national origin discrimination), Executive Order 11141 (age discrimination), ss. 503 of the Rehabilitation Act of 1973 (handicap discrimination), 42 U.S.C. ss.ss.
12101-12213 (Americans with Disabilities Act), 29 U.S.C. ss.ss. 2001-2654 (Family and Medical Leave Act), 29 U.S.C. ss.ss. 651-678 (occupational safety and health) and requirements relating to the documentation of the nationality of employees. The staffing and employment levels of each Acquired Company are now, and will be at Closing, sufficient to run the Business at levels of production, sales, marketing and administration consistent with the levels of production, sales, marketing and administration for the prior fiscal year.

3.17  Benefit Plans.

3.17.1 Exhibit 3.17 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") and any multiemployer plan within the meaning of Section 3(37) of ERISA, currently or previously adopted, maintained, sponsored in whole or in part or contributed to by any Acquired Company or any current or former member of a commonly controlled group of trades or businesses (as defined in Section 4001(b)(1) of ERISA) including any Acquired Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of any Acquired Company and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of any Acquired Company are eligible to participate or under or in connection with which any Acquired Company has any contingent or noncontingent liability of any kind whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

3.17.2  Exhibit  3.17 also  lists:  (a) all trust  agreements  or other  funding arrangements, including insurance contracts, and all amendments thereto applicable to the Benefit Plans, (b) where applicable, with respect to any such plan or plan amendments, the most recent determination letters issued by the United States Internal Revenue Service, (c) all rulings, opinion letters, information letters or advisory opinions issued by the United States Department of Labor after December 31, 1974, with respect to each such Benefit Plan, (d) annual reports or returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (e) the most recent summary plan descriptions and any material modifications thereto with respect to such Benefit Plans. Contemporaneously with the delivery of the Exhibits to this Agreement, each Acquired Company has delivered a true and complete copy of each such Benefit Plan, together with the Internal Revenue Service determination letters, the Form 5300, all summary plan descriptions, and, for the period since January 1, 1996, all agreements, letter rulings, opinions, letters, reports, returns, financial statements, including Form 5500s, in each case with respect to each such Benefit Plan, all certified as such by a duly authorized officer of each Acquired Company and the Representative.

3.17.3 All the Benefit Plans and the related trusts subject to ERISA comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and no Acquired Company has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. All necessary governmental approvals for the Benefit Plans which have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred which will or could give rise to disqualification of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code.

3.17.4 No Acquired Company or any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject any Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been made to employees of any Acquired Company prior to the Closing Date which is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date. Except as disclosed in Exhibit 3.17 there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans, and no action, legal or otherwise, has been commenced with respect to any claim.

3.17.5 All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate as of the dates thereof, and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.

3.17.6  No  "party  in  interest"  (as  defined  in  Section  3(14) of ERISA) or
"disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA). There has been no (a) "reportable event" (as defined in Section 4043 of ERISA), or event described in
Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which any Acquired Company (or any member of a controlled group of trades or businesses as defined in Section 4001(b) which has, since January 1, 1975, included any Acquired Company) maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of any Acquired Company or any subsidiaries now or formerly in existence. With respect to any termination or withdrawal from any such ERISA Plan, no Acquired Company has direct or indirect liability to said Plan or any beneficiary thereof.

3.17.7 For any ERISA Plan which is an employee pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Benefit Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Benefit Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any Benefit Plan.

3.17.8 As of September 30, 1998, no Acquired Company had current or future liability under any Benefit Plan that was not reflected in the Interim Financial Statements and the liability of the Acquired Companies in connection with any Benefit Plan as of Closing will be fully accrued against in the determination of the Closing Date Net Worth of the Acquired Companies as determined under Section
2.1.9 hereof.

3.17.9 No Acquired Company maintains any Benefit Plan providing deferred or stock based compensation which is not reflected in the Interim Financial Statements, other than the Option Plan.

3.17.10 Except as disclosed on Exhibit 3.17, no Acquired Company has maintained, and does not now maintain, a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(l)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code
Section 4980B.

3.17.11 Except as disclosed in Exhibit 3.17, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any Acquired Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of any Acquired Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

3.17.12 All Benefit Plans subject to section 4980B of the Code, as amended from time to time, or Part 6 of Title I of ERISA or both have been maintained in compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

3.18  Insurance Matters.

3.18.1 Legal Investments. The bonds, stocks and other investments owned beneficially or of record by each of the Acquired Companies are permissible investments for it under all applicable insurance statutes or regulations.

3.18.2 Insurance Issued. All insurance policies and contracts issued by each of the Acquired Companies now in force (other than policies and contracts issued under applicable surplus lines laws) are on forms and at rates approved by the insurance regulatory authority of the state or jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection. 1.1.1

3.18.3 Exhibit 3.18.3 contains a complete and correct list of all custodians and depositories for investment assets of each of the Acquired Companies, and lists the persons having signatory authority or access thereto on behalf of each of the Acquired Companies.

3.18.4 Exhibit 3.18.4(a) contains a complete and correct list of all insurance agencies and agents authorized to write insurance on behalf of each of the Acquired Companies as of the date shown on such list. To the knowledge of each of the Acquired Companies, all such agencies and agents are duly licensed with the insurance regulatory authority of the state or jurisdiction in which such agency or agent writes insurance on behalf of each of the Acquired Companies.
Exhibit 3.18.4(b) contains for each of the Acquired Companies the standard form of agency agreement (including commission schedule) and standard form of contingent commission agreement and a list of all agents who have agency or commission agreements the terms of which vary from such standard agreement and the non-standard terms thereof, all of which agreements are cancelable upon no more than 180 days' notice, unless otherwise required by law to keep such agreement in force. Except as set forth on Exhibit 3.18.4(c), to the best knowledge of the Acquired Companies, no agent or broker of any of the Acquired Companies, (i) has entered into any lease or other contract (other than contracts of insurance) which bind or purport to bind any of the Acquired Companies or (ii) is in arrears with respect to premium remittances more than ninety (90) days from the end of the accounting month in which the premium was billed as shown by the Acquired Companies' most recent "90 day list" which has been prepared in the ordinary course of business.

3.18.5 There are no contracts, arrangements, treaties or understandings with any party with respect to reinsurance, excess insurance, ceding of insurance or indemnification with respect to the insurance currently being provided by each of the Acquired Companies that have been entered into except as disclosed in
Exhibit 3.18.5.

3.18.6 Exhibit 3.18.6 contains a true and complete list of all individual policyholder claims or individual group certificateholder claims against each of the Acquired Companies which claims were reported and unpaid as the date hereof. Each of the Acquired Companies shall also provide to Atlantic a current list thereof at Closing.

3.18.7 The transactions contemplated by this Agreement will not affect the validity and binding character of any policy of insurance issued by each of the Acquired Companies or render any admissible assets of each of the Acquired Companies inadmissible under the applicable insurance laws of any state or the regulations promulgated thereunder by the applicable insurance regulatory authorities; provided, however, that the Acquired Companies make no representation or warranty regarding the admissible asset value, if any, of ARMGA on the books of ACIC. Except as disclosed on Exhibit 3.18.7, no provision in any insurance policy issued by each of the Acquired Companies and in force gives policyholders the right to receive dividends or distributions on their policies or otherwise share in the benefits or revenues of each of the Acquired Companies. Except as disclosed in Exhibit 3.18.7, (i) no policyholder or related group of policyholders which, singly or in the aggregate, accounted for 5% or more of the gross revenues of each of the Acquired Companies for the years ended December 31, 1997 or December 31, 1998 has materially adversely changed its agreement(s) with any of the Acquired Companies or, to the best knowledge of the Acquired Companies, intends to materially adversely change the volume of business done thereunder and (ii) no broker or agent of any of the Acquired Companies who provided more than $250,000 in direct written premiums annually in 1997 or 1998 has terminated or had terminated its relationship with the Acquired Companies.

3.18.8 Except as disclosed in Exhibit 3.18.8, the contracts entered into by each of the Acquired Companies with each of its agents, managers or brokers are valid, binding and in full force and effect and are enforceable in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforceability of creditors' rights generally or by general equitable principles. Each of the Acquired Companies is not in default of any provision thereof and, except as disclosed in Exhibit 3.18.8, no such contract contains
(i) any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or (ii) any other provision which would be altered or otherwise become applicable by reason of such transactions. Each of the Acquired Companies' current commission schedule on all in force business is as disclosed in Exhibit 3.18.8. Except as disclosed in Exhibit 3.18.8, neither of the Acquired Companies is a party to any agreement providing for the collection of insurance premiums payable to each of the Acquired Companies by any other person.

3.18.9 Reserves. The insurance reserving practices and policies of ACIC have not changed since December 31, 1997, and the results of the application of such practices and policies are accurately reflected in the accrual for unpaid losses and expenses in ACIC's consolidated balance sheet as of December 31, 1998. The reserves carried on the books of ACIC are, in the aggregate, adequate to cover the total amount of all the insurance and reinsurance liabilities of ACIC.
Exhibit 3.18.9 lists the actuarial reserve certifications prepared for ACIC, copies of which have been provided to Atlantic.

3.19 Environmental Matters. Except as set forth in Exhibit 3.19, no real property now or previously used by any Acquired Company or now or previously owned or leased by any Acquired Company (the "Property") has been used by any Acquired Company or any other party under the control of any Acquired Company or for whose conduct any Acquired Company is or was legally responsible for the handling, treatment, storage or disposal into the environment of any Hazardous Substance (as hereinafter defined). Except as set forth in Exhibit 3.19, no release, discharge, spillage or disposal of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Property in such manner or amounts which could give rise to liability to any Acquired Company or any entity under the control of any Acquired Company or for whose conduct any Acquired Company is or was legally responsible. Except as set forth in Exhibit 3.19, each Acquired Company has complied with all reporting requirements under any applicable federal, state or local environmental laws and have obtained and is in compliance with all permits required by or as they relate to the business of such Acquired Company, and there are no existing violations by any Acquired Company of any such environmental laws or permits. Except as set forth in Exhibit 3.19, there are no, nor has there been any threat of, any claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or contamination of soil, water or air by any Hazardous Substance pending or threatened with respect to any use or ownership by any Acquired Company of the Property or otherwise against any Acquired Company in any court or before any state, federal or other governmental agency or private arbitration tribunal and there is no basis for any such claim, action, suit, proceeding or investigation. Except as set forth in Exhibit 3.19, there are no underground storage tanks on the Property for which any Acquired Company may be held to be or have been the owner or operator. No building or other improvement included in the Property for which any Acquired Company or any entity for whose conduct any Acquired Company may be held legally responsible contains any asbestos or any asbestos-containing materials, and such buildings and improvements are free from radon contamination. None of the buildings, improvements or equipment which are part of the business of any Acquired Company contain any polychlorinated biphenyls ("PCBs") for which any Acquired Company or any entity for whose conduct any Acquired Company may be held legally responsible . For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance, pollutant, contaminant or waste as those terms are defined by or regulated pursuant to any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree regulation including, without limitations, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq. ("RCRA"), the Federal Water Pollution Control Act, 33 U.S.C. ss. 1311 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq. and the Toxic Substance Control Act, 15 U.S.C. ss. 2601 et seq., and petroleum, petroleum products and oil.

3.20 Insurance. Set forth in Exhibit 3.20 is a complete list of all insurance policies which any Acquired Company has maintained as the insured with respect to its business, properties or employees within the preceding three years. Except as set forth in Exhibit 3.20, such policies are in full force and effect and no event has occurred which would give any insurance carrier a right to terminate any such policy. Except as set forth in Exhibit 3.20, since the beginning of each of the Acquired Companies' fiscal year, there has not been any change in any Acquired Company's relationship with its insurers or in the premiums payable pursuant to such policies.

3.21 Related Party Relationships. Except as set forth in Exhibit 3.21, neither Acquired Company has any relationship with any Shareholder, officer or director (other than for insurance policies issued in the ordinary course of business and the management agreement between ARMGA and ACIC) or possesses, directly or indirectly, any beneficial interest in any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of any Acquired Company (except as a stockholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

3.22 Antitrust Matters. Each Acquired Company has conducted and is conducting the Business in compliance with all federal and state antitrust and trade regulation laws, statutes, rules and regulations, including without limitation, the Sherman Act, the Clayton Act, the Robinson Patman Act, the Federal Trade Commission Act, state laws patterned after any of the above, all laws forbidding price-fixing, collusion, or bid-rigging, and rules or regulations issued pursuant to authority set forth in any of the above. With respect to any of the foregoing, no Acquired Company is presently directly or indirectly involved with, charged with, or under any governmental investigation with respect to, and there is no basis or grounds for, any charge, claim, investigation, suit, action, proceeding or any actual or alleged violation of any such law, statute, rule or regulation.

3.23 Suppliers. Attached hereto as Exhibit 3.23 is a complete and correct list of all persons, partnerships, corporations, or entities from which any Acquired Company has purchased any supplies relating to its business within the last six
(6) months, along with their respective addresses and telephone numbers.

3.24 Fairness Opinion. Morgan Keegan has rendered a fairness opinion with respect to the transactions contemplated hereby in the form attached as Exhibit
3.24 hereto, and such opinion has not been revoked or amended in any way.

3.25 Exhibits. All Exhibits attached hereto are true, correct and complete as of the date of this Agreement, and will be true, correct and complete as of the Closing, except to the extent that such Exhibits may be untrue, incorrect or incomplete due to changes occurring due to the operation of any Acquired Company in the ordinary course. Matters disclosed on each Exhibit shall be deemed disclosed only for purposes of the matters to be disclosed in such Exhibit and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

3.26 Disclosure. No representation or statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished to Atlantic pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.27 No Implied Representations and Warranties. Except as expressly set forth in this Agreement, the Acquired Companies make no other representations or warranties concerning the Acquired Companies, the Shareholders, the Businesses, or the transactions described in this Agreement.

4.    SECURITIES LAWS.

4.1 Condition Precedents to Issuance of Atlantic American Stock. As a condition to the issuance of the Atlantic American Stock under the terms of this Agreement, each of the Shareholders receiving Atlantic American Stock shall have executed and delivered to Atlantic on the Closing Date, a Transmittal Letter substantially in the form of Exhibit 4.1. dated as of the Closing Date, in which each Shareholder will acknowledge and represent to Atlantic that:

4.1.1 The Atlantic American Stock to be issued and delivered pursuant to the provisions of this Agreement will not be registered under the 1933 Act, or under Georgia or Texas or any other applicable "Blue-Sky" laws, in reliance upon the exemptions contained in the 1933 Act and the General Rules and Regulations under the 1933 Act promulgated by the SEC.

4.1.2 The Atlantic American Stock to be issued and delivered pursuant to the provisions of this Agreement will be, when issued and delivered, acquired by the Shareholder for investment for his or her own account and not with a view to the subsequent resale or other distribution thereof, except within the limitations prescribed under the Rules and Regulations under the 1933 Act, or in some other manner which will not violate the registration requirements of the 1933 Act or any applicable "Blue-Sky" laws.

4.1.3 The transfer of the Atlantic American Stock received by him or her under this Agreement, will be permitted or allowed only when:

4.1.3.1 such request for transfer is accompanied by an opinion of counsel satisfactory to Atlantic, which satisfaction will not be unreasonably denied, to the effect that neither the sale nor the proposed transfer results in a violation of the 1933 Act or the Rules and Regulations thereunder or applicable "Blue-Sky" laws, or 1.1.1.1

4.1.3.2 such request for transfer is accompanied by a "no-action" letter from the SEC and the applicable state securities regulatory agency with respect to the proposed transfer, or

4.1.3.3 a Registration Statement under the 1933 Act and applicable Blue-Sky laws is then in effect with respect to the Atlantic American Stock.

4.1.4 The Atlantic American Stock issued and delivered under this Agreement shall contain the following legend:

             "THE SECURITIES ACT OF 1933 AND STATE SECURITIES LAWS

            This Share of Atlantic American Corporation Common Stock has not been registered under the Securities Act of 1933, as amended, or under the securities laws of Georgia, Texas or any other state and cannot be sold or transferred unless (i) a Registration Statement under the Securities Act of 1933, as amended, and any applicable state securities laws is then in effect with respect to the securities represented hereby; or (ii) a written opinion from legal counsel reasonably acceptable to the issuer is obtained to the effect that an exemption from registration under the Securities Act of 1933, as amended, and any applicable state securities laws is available with respect to the proposed sale or transfer and that no such registration is required; or (iii) a no action letter or its then equivalent with respect to such sale or transfer has been issued by the Staff of the Securities and Exchange Commission and any applicable state securities governmental body."

In the event that all the conditions for the applicability of Rule 144(k) under the 1933 Act are satisfied by a respective Shareholder, at any time after the second anniversary of the Closing Date such Shareholder may submit such certificates to Atlantic for reissuance without the above legend and Atlantic shall reissue such certificates.

5.    REPRESENTATIONS AND WARRANTIES OF ATLANTIC.

      Atlantic represents and warrants to, and for the benefit of, the Acquired Companies as follows:

5.1 Organization and Standing. Atlantic is a duly organized and validly existing corporation in good standing under the laws of the State of Georgia, and has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

5.2 Corporate Power and Authority. Atlantic has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Atlantic of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors (or executive committees thereof that are authorized to grant approval on behalf of the full Board of Directors) of Atlantic. This Agreement and the transactions contemplated by this Agreement do not require the approval of the shareholders of Atlantic. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Atlantic in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Atlantic, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

5.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Atlantic does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles of Incorporation, as amended, or Bylaws, as amended, of Atlantic, or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Atlantic is a party or is bound or by which its assets are affected. Except as listed or described on
Exhibit 5.3 attached hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Atlantic, or any assets, properties or operations of Atlantic, in connection with the execution and delivery by Atlantic of this Agreement or the consummation of the transactions contemplated hereby.

5.4 Due Issuance of Atlantic Stock; No Restrictions. The shares of Atlantic American Stock to be delivered to the Escrow Agent at the Closing will be, at the time of such delivery, validly authorized and issued and fully paid and nonassessable. Except as set forth in Section 2.1.8, the shares of Atlantic American Stock to be delivered to the Escrow Agent at the Closing will have no restrictions on their voting rights or their rights to receive dividends.

5.5 Litigation. There is no suit, action, proceeding, claim or investigation pending or threatened against or affecting the right of Atlantic to consummate the transactions contemplated hereby, and there exists no basis or grounds, with respect to actions by Atlantic, for any such suit, action, proceeding, claim or investigation.

5.6 SEC Reports. Since December 31, 1997, Atlantic has made all filings required by it to be made with the SEC ("SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder applicable to such SEC
Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Acquired Companies acknowledge that Atlantic has delivered to them a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Form 10-K") The consolidated financial statements of Atlantic contained in the Form 10-K present fairly, in all material respects, the financial position of Atlantic as of the period indicated, in conformity with generally accepted accounting principles. The Form 10-K complies in all material respects as to form with the requirements of the Securities Exchange Act of 1934, as amended. 1.1

5.7 Disclosure. No representation or statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished to the Acquired Companies pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.8 No Adverse Change. Since December 31, 1998, Atlantic has not suffered any material adverse change in its business, operations or financial condition and Atlantic has not become aware of any event or state of facts which may result in any such material adverse change.

5.9 No Implied Representations and Warranties. Except as expressly set forth in this Agreement, Atlantic makes no representations or warranties concerning Atlantic, its business or the transactions described in this Agreement.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF ATLANTIC TO CLOSE.

      All of the obligations of Atlantic to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing by Atlantic prior to the Closing Date which shall be delayed if necessary in order for there to be a full fifteen (15) day cure period, as described below. Notwithstanding any other provision herein to the contrary, in the event that prior to the Closing Date the Acquired Companies give Atlantic notice of any misrepresentation or breach of any covenant or warranty or the occurrence of any event after the date hereof which would prohibit the Acquired Companies from delivering the certificate described in Section 6.2, without exception (a "Subsequent Event"), the Acquired Companies shall have fifteen (15) days from the Acquired Companies' discovery thereof within which to cure such misrepresentation, or breach of covenant or warranty or the effects of such Subsequent Event, which cure period shall in no event extend beyond the Closing as delayed for a full cure period. In the event that such misrepresentation, breach or effects of such Subsequent Event remains uncured, and the Loss attributable to it is reasonably anticipated to be less than One Million Dollars ($1,000,000.00) (after taking into account any applicable Minimum Aggregate Liability Amount) and the circumstances or events giving rise to such misrepresentation, breach or effects do not result in material interference with the operation of the Business, the parties shall close the transactions contemplated by this Agreement regardless, and Atlantic shall have the right to indemnification pursuant to the provisions of Article IX hereof. In the event that such reasonably anticipated Loss is equal to or greater than One Million Dollars ($1,000,000.00) (after taking into account any applicable Minimum Aggregate Liability Amount) or the circumstances or events giving rise to such misrepresentation, breach or effects of such Subsequent Event results in material interference with the operation of the Business, Atlantic may elect not to close the transactions contemplated hereby. In the event that Atlantic elects to close the transactions contemplated hereby notwithstanding any such uncured misrepresentation, breach or effects of such Subsequent Event the Loss attributable to which is reasonably anticipated to be equal to or greater than One Million Dollars ($1,000,000.00) (after taking into account any applicable Minimum Aggregate Liability Amount) or the circumstances or events giving rise to such misrepresentation, breach or effects of such Subsequent Event results in material interference with the operation of the Business, such Closing shall be deemed a waiver of Atlantic's right to seek indemnification for such misrepresentation, breach or effects of such Subsequent Event in excess of One Million Dollars ($1,000,000.00), but Atlantic shall have the right to seek indemnification pursuant to Article IX for up to One Million Dollars ($1,000,000.00) after taking into account any applicable Minimum Aggregate Liability Amount. The foregoing shall not be construed to prohibit Atlantic from not closing if the conditions to close set forth in Sections 6.3 through 6.13 are not satisfied or waived, and any such condition waived for purposes of the Closing shall be waived for all purposes.

6.1 Representations True at Closing. The representations and warranties made by each Acquired Company to Atlantic in this Agreement, the Exhibits hereto or any document or instrument delivered to Atlantic or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (except for changes contemplated by this Agreement).

6.2 Covenants of the Acquired Companies. Each Acquired Company shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date and duly authorized officers of each Acquired Company shall deliver to Atlantic a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in
Section 6.1 hereof.

6.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the assets or the Business, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Atlantic would make it inadvisable to consummate such transactions.

6.4 Opinion of Counsel. A favorable opinion of Sneed, Vine & Perry shall have been delivered to Atlantic dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 6.4.

6.5 Consents, Approvals and Waivers. Atlantic shall have received a true and correct copy of each and every consent, approval and waiver (a) described in Sections 2.2 and 2.7 hereof, or (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

6.6 Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law including, without limitation, all required approvals from the applicable insurance regulatory authorities and the waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

6.7 Absence of Changes. Since the date of this Agreement, no Acquired Company shall have suffered any change in its financial condition, business, property or assets which materially and adversely affects the conduct of its business.

6.8 Employment Agreement. Atlantic shall have received a copy of the Employment Agreement, substantially in the form of Exhibit 2.10, for the Sole Shareholder. The existing employment agreements described in Section 2.15 shall have been terminated. 1.1

6.9 Covenant Not to Compete; Non-Solicitation and Confidentiality Agreements. Atlantic shall have received a copy of the Covenant not to Compete, substantially in the form of Exhibit 2.11(b) for the Sole Shareholder, and a copy of the Non-Solicitation and Confidentiality Agreement, for all of those persons listed Exhibit 2.11.

6.10 Shareholder Approval. This Agreement, the Plan of Exchange, the Exchange, and the transactions contemplated hereby and thereby, shall have been adopted and approved by the affirmative vote of the holders of the outstanding shares of common stock of ACIC by the vote required by, and in accordance with, the TBCA and other applicable law.

6.11 Dissenting Shareholders. The holders of no more than five percent (5%) of the outstanding shares of common stock of ACIC are entitled to demand payment of the value of their shares pursuant to the provisions of the TBCA , or any other law, respecting rights of dissenting shareholders.

6.12 Fairness Opinion. The fairness opinion rendered by Morgan Keegan and referred to in Section 3.24 shall not have been revoked or amended.

6.13 A.M. Best Rating. A.M. Best shall have acknowledged the continuation of ACIC's "A-" A.M. Best Rating following the Closing of the transaction as of the Closing Date.


7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED COMPANIES.

      All of the obligations of the Acquired Companies to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction of each and every one of the following conditions, all or any of which may be waived in writing by the Acquired Companies prior to the Closing Date, which shall be delayed if necessary in order for there to be a full fifteen (15) day cure period, as described below. Notwithstanding any other provision herein to the contrary, in the event that prior to the Closing Date Atlantic gives the Acquired Companies notice of any misrepresentation or breach of any covenant or warranty or the occurrence of a Subsequent Event (which in the case of Atlantic relates to its inability to deliver the certificate described in Section 7.2), Atlantic shall have fifteen (15) days from Atlantic's discovery thereof within which to cure such misrepresentation or breach of covenant or warranty or effects of such Subsequent Event which cure period shall in no event extend beyond the Closing as delayed for a full cure period. In the event that such misrepresentation, breach or effects of such Subsequent Event remains uncured, and the loss attributable to it is reasonably anticipated to be less than One Million Dollars ($1,000,000.00), the parties shall close the transactions contemplated by this Agreement regardless and the Acquired Companies shall have the right to indemnification pursuant to the provisions of
Article IX hereof. In the event that such reasonably anticipated Loss is equal to or greater than One Million Dollars ($1,000,000.00), the Acquired Companies may elect not to close the transactions contemplated hereby. In the event that the Acquired Companies elect to close the transactions contemplated hereby notwithstanding any such uncured misrepresentation, breach or effects of such Subsequent Event the Loss attributable to which is reasonably anticipated to be equal to or greater than One Million Dollars ($1,000,000.00), such Closing shall be deemed a waiver of the Acquired Companies' right to seek indemnification for such misrepresentation, breach or effects of such Subsequent Event in excess of One Million Dollars ($1,000,000.00), but the Acquired Companies shall have the right to seek indemnification pursuant to Article IX for up to One Million Dollars ($1,000,000.00). The foregoing shall not be construed to prohibit the Acquired Companies from not closing if the conditions to close set forth in Sections 7.3 through 7.7 are not satisfied or waived, and any such condition waived for purposes of the Closing shall be waived for all purposes.

7.1 Representations True at Closing. The representations and warranties made by Atlantic in this Agreement to the Acquired Companies or any document or instrument delivered to any Acquired Company or their representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

7.2 Covenants of Atlantic. Atlantic shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and a duly authorized officer of Atlantic shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 7.1 above.

7.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of Atlantic, if such action, proceedings, investigation, regulation or legislation, in the reasonable judgment of the Acquired Companies would make it inadvisable to consummate same.

7.4 Opinion of Counsel for Atlantic. A favorable opinion of Jones, Day, Reavis & Pogue shall have been delivered to the Acquired Company dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as
Exhibit 7.4.

7.5 Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities and all courts whose approvals are required by law, including, without limitation, all required approvals from the applicable insurance regulatory authorities and the waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

7.6 Atlantic Board Seat. Atlantic shall, subject to the Closing, have appointed Harold K. Fischer to its Board of Directors as required by Section 2.13.

7.7 Fairness Opinion. The fairness opinion rendered by Morgan Keegan and referred to in Section 3.24 shall not have been revoked or amended.

7.8 Absence of Changes. Since the date of this Agreement, Atlantic shall not have suffered any change in its financial condition, business, property or assets which materially and adversely effects the conduct of its business.

8.    CLOSING.

8.1   Time and Place of Closing and Effective Date.

8.1.1 The Closing shall commence on the last day of the calendar month in which the last of the regulatory approvals required by Section 6.6 is received (the "Closing Date"), unless another date is agreed to in writing by the Acquired Companies and Atlantic, at the offices of Sneed, Vine & Perry, 901 Congress Avenue, Austin, Texas, commencing at 10:00 a.m. Central Time. In no event will the Closing be held later than June 30, 1999.

8.2 Transactions at Closing. At the Closing, the order of the transactions shall be deemed the Share Exchange, immediately followed by the purchase of all of the issued and outstanding shares of capital stock from the sole shareholder of ARMGA by ACIC and each of the following transactions shall occur:

8.2.1 The Acquired Companies' Performance. At the Closing, each Acquired Company shall deliver to Atlantic, the following:

(1) to the extent received by the Representative from the Shareholders, all certificates representing shares of the outstanding capital stock of each Acquired Company, duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Atlantic and its counsel;

(2) the certificates of the duly authorized officers of each Acquired Company described in Section 6.2;

(3) copies of all consents, approvals, acknowledgments and waivers described in Sections 2.7 and Section 6.5, which have been obtained prior to Closing;

(4) satisfactory evidences of the approvals described in Section 6.6 that are required by law to be obtained by the Acquired Companies;

(5) certificates of compliance or certificates of good standing of each Acquired Company, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of its incorporation and any other jurisdiction which is set forth in
            Exhibit 3.1 hereto;

(6) certified copies of resolutions of the Board of Directors of each Acquired Company approving the transactions set forth in this Agreement and, in the case of ACIC, the Plan of Exchange;

(7) certified copies of resolutions of the Shareholders of each Acquired Company approving the transactions set forth in this Agreement and, in the case of ACIC, the Plan of Exchange;

(8)         certificate of incumbency for the officers of each Acquired  Company
            who  are  executing   this   Agreement   and  the  other   documents
            contemplated hereunder;
(1)

(9) resignations of each director of each Acquired Company and each noninstitutional trustee under any Benefit Plan maintained by any Acquired Company;

(10) Employment Agreement executed by the Sole Shareholder, substantially in the form of Exhibit 2.10.;

(11) Covenant Not to Compete executed by the Sole Shareholder and Non-Solicitation and Confidentiality Agreements executed by each of the persons listed Exhibit 2.11, substantially in the forms of
            Exhibit 2.11(b) and Exhibit 2.11(a), respectively;

(12)        list of claims described in Section 3.18.6;

(13)        opinion of counsel described in Section 6.4;

(14) to the extent received by the Representative from Shareholders, Transmittal Letters executed by the Shareholders, substantially in the form of Exhibit 4.1;

(15) to the extent received by the Representative from Shareholders, three (3) executed blank stock transfers for each Shareholder with regard to the Escrowed Shares;

(16)        evidence  satisfactory  to Atlantic  that the condition set forth in
            Section 6.12 has been met;

(17) evidence of the termination of the existing employment agreements described in Section 2.15;

(18) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Acquired Company by this Agreement, at or prior to the Closing, as Atlantic or its counsel may reasonably require.

8.2.2 Performance by Atlantic. At the Closing, Atlantic shall deliver to the Acquired Companies the following:

(1)   The certificates of the authorized officers described in Section 7.2;

(2) Satisfactory evidence of the approvals described in Section 7.5 that are required by law to be obtained by Atlantic;

(3) Opinion of counsel described in Section 7.4;

(4) Certificate of incumbency of the officers of Atlantic who are executing this Agreement and the other documents contemplated hereunder;

(5) executed Employment Agreement, substantially in the respective form of Exhibits 2.10;

(6)         executed   Covenant   Not  to  Compete  and   Non-Solicitation   and
            Confidentiality Agreements, substantially in the forms of Exhibit 2.11(b) and Exhibit 2.11(a), respectively;

(7) certified copy of resolutions of the Boards of Directors (or executive committees thereof) of Atlantic approving the transactions set forth in this Agreement and the Plan of Exchange; and

(8) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Atlantic by this Agreement at or before the Closing as the Acquired Companies or their counsel may reasonably require.

8.2.3 Delivery of Share Certificates. As soon as practicable following the Closing, on the Closing Date, the Articles of Exchange described in Section
2.1.2 shall be filed with the Secretary of State of Georgia and with the Texas Department of Insurance, if required under Texas law. At the Closing, Atlantic, the Representative and the Escrow Agent will enter into an escrow agreement in the form attached as Exhibit 2.1.8.1. At the Closing, Atlantic shall deliver to the Representative (for those Shareholders who at that time have executed and delivered (i) the Transmittal Letter described in Sections 2.1.12 and 4.1, (ii) Certificates representing shares of common stock of ACIC, and (iii) three (3) stock powers executed in blank, certificates representing the shares of Atlantic American Stock issuable to the Shareholders and the ACIC Cash Consideration and ARMGA Cash Consideration as provided in Section 2.1 and the Plan of Exchange, except for the Escrowed Shares and the Escrowed Cash, which shall be delivered by Atlantic to the Escrow Agent along with the executed blank stock transfers described in Section 2.1.8 pursuant to the terms of this Agreement. The Escrowed Shares and the Escrowed Cash shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. Following the Closing, at such time as the Representative shall deliver a Transmittal Letter executed by a Shareholder, Atlantic shall deliver additional shares of Atlantic American Stock as Escrowed Shares and additional cash consideration as Escrowed Cash to the Escrow Agent and shall deliver other cash consideration to the Representative, in a proportionate amount to reflect the ownership interest of such Shareholder delivering such Transmittal Letter.

9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND

INDEMNIFICATION.

9.1 Survival of Representations and Warranties of the Acquired Companies. All representations, warranties, agreements, covenants and obligations made or undertaken by any Acquired Company in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Atlantic and shall survive the Closing hereunder for the periods set forth in Section 9.4 and shall not merge in the performance of any obligation by any party hereto. Prior to the Closing, the Acquired Companies, jointly and severally, shall indemnify and hold harmless Atlantic or any assignee of Atlantic at all times until the Closing, from and against and in respect of, any liability, claim, deficiency, loss, damage, or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred (collectively, a "Loss") by Atlantic arising from
(i) any misrepresentation, or breach of any covenant or warranty of any Acquired Companies contained in this Agreement or any exhibit, certificate or other instrument furnished or to be furnished by either of the Acquired Companies hereunder, or any Third Party Claim (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach, (ii) any nonfulfillment of any agreement on the part of either of the Acquired Companies under this Agreement or from any misrepresentation in or omission from, any certificate or other instrument furnished or to be furnished to Atlantic hereunder, or (iii) any Subsequent Event subject to the prefatory language of Article VI. From and following the Closing, the Shareholders, solely by application of the provisions, and subject to the limitations of this Article IX, shall indemnify and hold harmless Atlantic or any assignee of Atlantic at all times prior to the expiration of the period specified in Section 9.4 from and against and in respect of any Loss by Atlantic arising from (i) any misrepresentation, or breach of any covenant or warranty of any Acquired Companies contained in this Agreement or any exhibit, certificate or other instrument furnished or to be furnished by either of the Acquired Companies hereunder, or any Third Party Claim (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach, (ii) any nonfulfillment of any agreement on the part of either of the Acquired Companies under this Agreement or from any misrepresentation in or omission from, any certificate or other instrument furnished or to be furnished to Atlantic hereunder, or (iii) any Subsequent Event subject to the prefatory language of Article VI. Since following the Closing, the Acquired Companies will be owned by Atlantic, the parties to this Agreement agree that no individual or person will have a right of reimbursement or contribution against the Acquired Companies (including without limitation, any rights of law), and any Loss suffered or incurred by the Acquired Companies against which Atlantic is indemnified and held harmless as provided above shall be deemed suffered by Atlantic, which shall be entitled to enforce such indemnity.

            Any examination, inspection or audit of the properties, financial condition or other matters of any Acquired Company and its business conducted by Atlantic pursuant to this Agreement shall in no way limit, affect or impair the ability of Atlantic to rely upon the representations, warranties, covenants and obligations of the Acquired Companies set forth herein.

9.2 Survival of Representations and Warranties of Atlantic. All representations, warranties, agreements, covenants and obligations made or undertaken by Atlantic in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Acquired Companies and shall survive the Closing hereunder for the period specified in Section 9.4, and shall not merge in the performance of any obligation by any party hereto. Atlantic agrees to and shall indemnify and hold harmless the Shareholders at all times after the date of this Agreement from and against and in respect of, any Loss suffered or incurred by any Shareholder arising from (i) any misrepresentation, or breach of any covenant or warranty of Atlantic contained in this Agreement or any exhibit, certificate or other instrument furnished or to be furnished by Atlantic hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach, or (ii) any nonfulfillment of any agreement on the part of Atlantic under this Agreement or from any misrepresentation in or omission from, any certificate or other instrument furnished or to be furnished to any Acquired Company hereunder or (iii) any Subsequent Event subject to the prefatory language of Article VII. Since following the Closing, the Acquired Companies will be owned by Atlantic, the Shareholders shall be deemed to be third party beneficiaries of this Agreement and shall be entitled to enforce such indemnification matters described above solely through the Representative.

9.3 Minimum Aggregate Liability Amount. Atlantic agrees not to seek recourse against, and shall not recover from the Shareholders under this Article IX on account of any liability, loss, damage, injury or claim until the aggregate amount thereof exceeds Four Hundred Thousand Dollars ($400,000.00) (the "Minimum Aggregate Liability Amount"), at which time claims may be asserted only for amounts in excess of the Minimum Aggregate Liability Amount. Notwithstanding the foregoing, there shall be no Minimum Aggregate Liability Amount for, and the Minimum Aggregate Liability Amount shall not be charged for or reduced by, any liability, loss, damage, injury or claim resulting from the covenants, representations and warranties contained in the provisions of Sections 2.3.4, 3.1, 3.2, 3.3, 3.9.2, , 13.2 or 13.5 or from a breach of the covenants contained in Section 2.3.1 to the extent it pertains to the making of a payment in excess of the amounts permitted in Section 2.3.4.

9.4 Survival Period for Claims. A claim for indemnification based on the covenants, representations and warranties contained in this Agreement must be made within twenty-four (24) months after the Closing Date.

9.5   Notification and Defense of Claims.

9.5.1 Third Party Claims.

9.5.1.1     Notification and Defense Rights.

(1) If any party to this Agreement (an "Indemnitee") receives written notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement (a "Third Party Claim") against or affecting such Indemnitee, and if such assertion were presumed to be true (regardless of the actual outcome) then the other party or parties could be obligated to provide indemnification under this Agreement (an "Indemnifying Party"), then such Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than twenty (20) calendar days after receipt of such written notice of such Third Party Claim. However, if it is reasonably determined by the Indemnitee that immediate action is required to address a condition giving rise to a Third Party Claim, the Indemnitee is authorized to take immediate action without prior notice, and thereafter give notice to the Indemnifying Party as soon as practicable. In such event the Indemnitee shall be entitled to recover from the Indemnifying Party to the extent the Indemnifying Party is liable for indemnification hereunder. Such written notice shall specify in reasonable detail, to the extent known, the nature and any particulars of the Third Party Claim giving rise to a right of indemnification.

(2) Failure of the Indemnitee to give the notice described in subsection (i) above shall not relieve the Indemnifying Party from any liability which it may have on account of indemnification or otherwise, except to the extent that the Indemnifying Party is prejudiced thereby.

(3) If (a) the Indemnifying Party admits in the Notice to Defend (defined below) its obligation to indemnify the Indemnitee for the Third Party Claim, and (b) in the case of where the Shareholders are the Indemnifying Party, the full amount of the asserted claim is less than the remaining Escrowed Shares, then in such event, the Indemnifying Party will have the sole right to control the defense of such Third Party Claim at such Indemnifying Party's sole expense by Indemnifying Party's own counsel (which counsel must be reasonably satisfactory to the Indemnitee), by giving written notice to the Indemnitee (the "Notice to Defend") no later than twenty (20) calendar days after receipt of the above-described notice of such Third Party Claim.

(4) In all circumstances other than that described in subsection (iii) above, the Indemnifying Party may participate in (but not control) the defense if it gives the Notice to Defend within such twenty-day period, and the Indemnitee also will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing; provided, however, that the Indemnitee shall have the sole right to make any significant decisions with respect to the defense of such Third Party Claim except as to the settlement or compromise of such Third Party Claim which shall be subject to the provisions of Section 9.5.1.2.

(5) During the period prior to receiving the Notice to Defend, the Indemnitee can proceed to defend the claim, action or proceeding and the Indemnitee shall be entitled to recover from the Indemnifying Party to the extent the Indemnifying Party is liable for indemnification hereunder.

(6) Notwithstanding anything in this Section 9.5.1.1 to the contrary, the Indemnifying Party shall not be entitled to participate in, and the Indemnitee shall be entitled to sole and absolute control over the defense, compromise or settlement of, any claim to the extent that the claim seeks an injunction or other similar equitable or nonmonetary relief against the Indemnitee.

(7) If the Indemnitee does not receive a Notice to Defend with respect to a Third Party Claim within the twenty day period described in subsection (iii) above, the Indemnitee may, at its option, solely defend the Third Party Claim assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs and expenses, and all settlement amounts (subject to and in accordance with Section 9.5.1.2), but only to the extent the Indemnifying Party is liable for indemnification hereunder.


9.5.1.2     Defense Costs.


(1) If, within the twenty (20) day period set forth in subsection 9.5.1.1 (iii) above, an Indemnitee receives a Notice to Defend from an Indemnifying Party with respect to any Third Party Claim and the other conditions set forth in 9.5.1.1(iii) are met, the Indemnifying Party will not be liable for any legal expenses incurred by the Indemnitee after receipt of the Notice to Defend in connection with the defense thereof.

(2) Notwithstanding subsection (i) above, if after giving a Notice to Defend, the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within the earlier of (a) twenty (20) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes, after due inquiry, that the Indemnifying Party has failed to take such steps or (b) within such period necessary in the reasonable judgment of the Indemnitee to not prejudice the defense of such Third Party Claim, then the Indemnitee may, at its option, solely assume the defense of the Indemnifying Party Claim, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all reasonable costs and expenses, and all settlement amounts (subject to and in accordance with Section 9.6.1.3) and other liabilities, losses, damages and injuries paid or incurred in connection therewith where the Indemnifying Party is liable for such other liabilities, losses, damages and injuries pursuant to this Article IX.


(3) Notwithstanding subsection (i) above if (a) the Indemnitee has available defenses, counterclaims or third party claims that are not available to the Indemnifying Party, (b) a claim seeks an injunction or other similar equitable relief against the Indemnitee, or (c) the claim seeks any remedy or relief other than a monetary claim, then the Indemnitee shall be entitled to recover from the Indemnifying Party its reasonable costs and expenses incurred in defending the portions of such Third Party Claim that relates to the matters described in (a),
(b) or (c) of this subsection (iii), and all settlement amounts (subject to and in accordance with Section 9.5.1.3) and other liabilities, losses, damages and injuries paid or incurred in connection therewith to the extent that the Indemnifying Party is liable for indemnification hereunder.

9.5.1.3     Settlement.

(1) In the circumstances described in Section 9.5.1.1(iii) where the Indemnifying Party has the sole right to control the defense of the Third Party Claim, the Indemnifying Party shall have the sole right to settle such claim, provided that settlement is less than the amount of Escrowed Shares valued at the Per Share Closing Price. Furthermore, in the circumstances described in
Section 9.5.1.1(vi), the Indemnitee shall have the sole right to settle a Third Party Claim to the extent provided in such Section.

(2) In all other circumstances, if there is a dispute between the Indemnifying Party and Indemnitee concerning whether a Third Party Claim should be contested, settled or compromised, it shall be settled, compromised or contested, in accordance with the next succeeding subsections of this Section 9.5.1.3; provided, however, that the Indemnitee, or its respective successors or assigns, shall neither be required to refrain from paying or satisfying any claim which the Indemnifying Party has not acknowledged in writing its obligations to indemnify the Indemnitee, or which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnifying Party, nor shall the Indemnitee be required to refrain from paying or satisfying any Third Party Claim after and to the extent that such Third Party Claim has resulted in an unstayed injunction or other similar equitable relief against the Indemnitee or in an imposition of a lien upon any of the properties or assets then held by the Indemnitee or its respective successors and assigns (unless such claim shall have been discharged or enforcement thereof stayed by the filing of a legally permitted bond by the Indemnifying Party or otherwise, at its sole expense), or result in a breach or default in a license, lease or other contract by which any of them is bound, or would materially adversely affect their respective assets, businesses or financial condition.

(3) Subject to subsection (ii), in the event that the Indemnifying Party, on the one hand, or the Indemnitee, on the other hand, has reached a good faith, bona fide settlement agreement or compromise, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise, such party who desires to so settle or compromise shall notify the other party in writing of its desire setting forth the terms of such settlement or compromise (the "Notice of Settlement").

(4) The Third Party Claim may be settled or compromised on the basis set forth in the Notice of Settlement unless within twenty (20) days of the receipt of the Notice of Settlement the party who issued the Notice of Settlement receives a notice from the other party of its desire to continue to contest the matter (the "Notice to Contest") and, in such case:

(1) Should the Indemnitee deliver a Notice to Contest, the claim shall be so contested and the liability of the Indemnifying Party shall be limited as provided in subsection (c) below.

(2) If the settlement or compromise could result in a claim for indemnification being made against the Indemnifying Party and if the Indemnifying Party delivers the Notice to Contest, the claim shall be so contested and the liability of the Indemnitee shall be limited as provided in subsection (c) below.

(3) If a matter is contested as provided in subsections (a) or (b) above and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which one party desired previously to settle the matter as set forth in the Notice of Settlement, then the liability of such party shall be limited to such lesser proposed settlement amount and the party contesting the matter shall be solely responsible for the amount in excess of such lesser proposed settlement amount and without regard to any minimum or maximum restriction on liability described in the Agreement.

(5) For an Indemnifying Party's Notice to Contest to be effective, it must also state that the Indemnifying Party acknowledges and agrees that it shall be obligated to indemnify the Indemnitee for any amount in excess of the lesser proposed settlement amount as described in subsection (iv)(c) above.

(6) The Indemnifying Party hereby expressly waives and renounces any and all rights to make a claim against the Indemnitee or its respective directors, officers, agents and employees based upon a right or claim of any Third Party to which it may become subrogated as a result of making any payment for indemnification hereunder except to the extent that such waiver adversely affects any rights of subrogation of an insurer under an applicable insurance policy; provided however, nothing herein is intended to constitute a waiver by the Indemnifying Party of any rights of subrogation to which it may be entitled against persons other than those described herein.

9.5.2 Direct Claims. Any claim by an Indemnitee for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of Thirty (30) calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as are set forth in Section 9.5.3 hereof.

9.5.3 Direct Claims Procedures. Any Direct Claim which the parties are unable to resolve through negotiation within sixty (60) days of notice to the Indemnifying Party of such Direct Claim (a "Dispute") shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Association"), as the same are to be supplemented hereunder, by a sole arbitrator. The decision of the arbitrator shall be final, binding and conclusive and judgment upon the award rendered by the arbitrator may be entered in any court or appropriate jurisdiction. With respect to such arbitration:

(1) the arbitration proceeding shall be held in the Association's office in Dallas, Texas, or in such other location as is mutually agreeable to the parties and the arbitrator. (For purposes herein, "party" shall refer to Atlantic and, collectively, to the Shareholders and the selection of an arbitrator on behalf of the Shareholders shall be made by the Representative.)

(2) the parties agree to use their best efforts, in good faith, to select a sole arbitrator qualified to act as an arbitrator based on the underlying nature of the Dispute. Both parties acknowledge that under most circumstances an executive of an insurance company would be most qualified to act as an arbitrator hereunder. Such arbitrator shall be selected within twenty (20) business days after either party requests arbitration. Upon selection, the arbitrator's name, address and telephone number shall be forwarded to the Association's office in Dallas, Texas as part of the arbitration process.

(3) in the event the parties do not agree on an arbitrator within twenty (20) days of demand for arbitration, the parties shall be furnished with a list of arbitrators available from the Association. The parties shall have ten (10) business days after receipt of such list to use their best efforts, in good faith, to select an arbitrator from such list. In the event a sole arbitrator is not agreed upon by the parties within the ten (10) business days, then the arbitrator will be selected from the list provided by the Association through a process of elimination in which each party alternately strikes a name from such list and the arbitrator shall be the last such name on the list. The Indemnifying Party shall be the first to strike a name from such list.

(4) the arbitrator is specifically instructed to allow the parties reasonable discovery and to be guided therein by the Federal Rules of Civil Procedure. If the arbitrator is not an attorney, or is an attorney not familiar with the Federal Rules or Civil Procedure, and the parties cannot agree among themselves with respect to discovery, the arbitrator may consult an attorney and the cost of such consultation to the arbitrator shall be an additional cost of the arbitration.

(5) once an arbitrator has been selected, each party shall submit a statement of the case detailing the nature of the Dispute, the basis for the position taken by the party, that party's understanding of the basis for the position taken by the other party, legal authority believed to govern the Dispute, a list of the exhibits and witnesses known to the party at the point in time, and a request for discovery. In no event shall this submission exceed five double spaced pages of text without specific written waiver first being received from the arbitrator who shall specify additional pages allowed.

(6) after the date of selection of an arbitrator, the parties shall have a period not to exceed sixty (60) days to conduct discovery as each deems appropriate. Once the discovery period has closed, either by expiration of the time limit or by mutual agreement of the parties, the arbitrator and the parties shall mutually agree upon a date to hold the arbitration proceeding, said date not to be more than thirty (30) days after the close of the discovery period. Prior to commencement of the arbitration proceeding, each party shall serve an amended statement of the case, updating the material set forth in the party's original statement of the case, and including the list of witnesses who will testify, with a brief summation of the testimony of such witnesses; which amended brief shall not exceed ten double spaced pages of text without written waiver first being received from the arbitrator.

(7) Atlantic shall pay half of the fees charged by the Association including any fee to be paid to the arbitrator, and any cost incurred by the arbitrator as allowed by the Rules of the American Arbitration Association, or this Section
9.6.3. The remaining half shall be paid by the Escrow Agent from the amount of the Escrowed Stock based on the Per Share Closing Price. In addition, in the award the arbitrator shall specify which of the parties is the prevailing party, and the prevailing party shall receive, as an additional part of the award, his/their/its reasonable attorneys' fees, costs and expenses incurred in connection with the arbitration proceeding in an amount deemed appropriate by the arbitrator based upon the comparative fault of the parties. The amount of fees and costs shall be based upon an affidavit from legal counsel of each party, submitted as part of the arbitration proceeding, setting forth in chronological order the dates legal services were rendered, the amount of time within each day devoted to this proceeding, the name of the individual attorney, paralegal and other assistants and his or her billing rate, and a list of out-of-pocket costs or expenses incurred. The arbitrator shall take into account the additional time involved in the arbitration hearing itself when considering an award of reasonable attorneys' fees.

9.6 Escrowed Account to be Used for Indemnity. The parties hereto agree that (i) for claims regarding the determinations of the Closing Date Capital and Surplus and Closing Date Net Worth, as its sole and exclusive remedy, Atlantic shall first seek payment from the Escrowed Cash held pursuant to Section 2.1.8, and to the extent such claims exceed the amount of the Escrowed Cash, from the Escrowed Shares calculated on the basis of the Per Share Closing Price and (ii) for all other claims pursuant to this Agreement, as its sole and exclusive remedy, Atlantic shall seek payment from the Escrowed Shares calculated on the basis of the Per Share Closing Price. Upon its reasonable belief of the occurrence of events giving rise to a claim for indemnification of Atlantic under this Agreement, Atlantic shall deliver notice to the Escrow Agent and the Representative in accordance with the terms of Section 6(a) of the Escrow Agreement, setting forth the amount Atlantic reasonably believes in good faith to be due and owing for such claim. An amount of Escrowed Shares, shall be released by the Escrow Agent to Atlantic upon delivery of such notice and the occurrence of an Atlantic Operative Event (as such term is defined in the Escrow Agreement). For purposes of determining the number of Escrow Shares to be delivered and retained in escrow upon notice of a claim not resolved prior to the first anniversary of the Closing Date, the value of each share of Atlantic American Stock constituting the Escrow Shares shall be calculated on the basis of the Per Share Closing Price. Upon resolution of any such claim, the valuation of the Escrow Shares for purposes of determining the number of Escrow Shares, if any, to be transferred to Atlantic shall be calculated on the basis of Per Share Closing Price. 1.1

9.7 Exclusive Remedies. After the Closing, the remedies provided in this Article IX constitute the sole and exclusive remedies and sources of recoveries of obligations or claims for the payment of money with respect to misrepresentations and breaches and failures to comply with or nonfulfillment of the representations, warranties, covenants, agreements and indemnifications in this Agreement.

10.   NO SOLICITATION

      The Acquired Companies and their officers, directors, employees, representatives and agents shall immediately cease any existing discussion or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, either of the Acquired Companies or any business combination with or involving either of the Acquired Companies. At any time prior to consummation of the transactions contemplated hereby, either of the Acquired Companies may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof which was not encouraged, solicited or initiated by either of the Acquired Companies or any of their affiliates or any of its or their respective officers, directors, employees, representatives or agent after the date hereof, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such person concerning any merger, sale of material portion of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Acquired Companies (an "Acquisition Proposal"), in each case (whether furnishing information and access or participating in discussions and negotiations) only if such person has submitted a written proposal to the Board of Directors of either of the Acquired Companies relating to any such transaction and such Board by a majority vote determines in good faith, based upon the written advice of outside counsel to the Acquired Company, that failing to take such action would constitute a breach of the such Board's fiduciary duty under applicable law. Such Board shall provide a copy of any such written proposal to Atlantic immediately after receipt thereof, shall notify Atlantic immediately if any Acquisition Proposal (oral or written) is made and shall, in such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of any Acquisition Proposal and shall keep Atlantic promptly advised of all developments which could reasonably be expected to culminate in such Board of Directors withdrawing, modifying or amending its recommendation regarding the transactions contemplated by this Agreement. Except as set forth in this Article X, neither of the Acquired Companies nor any of their affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Atlantic, any affiliate or associate of Atlantic or any designees of Atlantic) concerning any Acquisition Proposal. The Acquired Companies agree not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which either of the Acquired Companies is a party, unless the Board of each of the Acquired Companies by majority vote shall have determined in good faith, based upon written the advice of outside counsel, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of such Board of Directors under applicable law.

11.   TAX EFFECT OF THE TRANSACTION.

      Neither Atlantic nor the Acquired Companies have made nor do any of them make herein any representation or warranty as to the tax consequences of the transactions contemplated or provided for herein to any party hereto. It is understood and agreed that each party has looked to its own advisors for advice and counsel as to such tax effects.


12.   TERMINATION.

12.1 Method of Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Atlantic and by the Acquired Companies in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

12.1.1 By the mutual consent of the Boards of Directors of each Acquired Company and Atlantic, notwithstanding prior approval by the Shareholders of any or all of such corporations;

12.1.2 By the Acquired Companies after June 30, 1999, if any of the conditions set forth in Article VII hereof, to which their obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of any of them; or

12.1.3 By Atlantic  after June 30, 1999, if any of the  conditions  set forth in
Article VI hereof, to which the obligations of Atlantic is subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Atlantic.

12.1.4 By the Acquired Companies, if they shall have received an Acquisition Proposal and shall have advised Atlantic in writing that the Board of Directors of the Acquired Companies, after consultation with and based upon the written advice of independent legal counsel, determined in good faith that failure to accept such Acquisition Proposal would result in a breach by the Boards of Directors of the Acquired Companies of fiduciary duties under applicable law; provided, however, that this Agreement shall not be terminated pursuant to this
Section 12.1.4 unless simultaneously with the termination the Acquired Companies shall have made the payment to Atlantic required to be paid pursuant to Section 12.3

12.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 12.1.1 or 12.1.4 hereof, subject to and except as provided in Section 12.3 below, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any other termination, the parties shall retain any and all rights incident to a breach of any covenant, representation or warranty made hereunder.

12.3 Fees and Expenses. If this Agreement is terminated pursuant to Section 12.1.4, the Acquired Companies shall pay to Atlantic, within one business day following the occurrence described in Section 12.1.4, a fee, in cash, of One Million Three Hundred Thousand Dollars ($1,300,000.00). In addition, Atlantic shall submit to the Acquired Companies a report of any and all expenses and costs, including attorney fees, incurred by Atlantic in connection with the transactions contemplated by this Agreement. Within one business day following receipt of such report by the Acquired Companies, the Acquired Companies shall pay to Atlantic the amount of all such expenses and costs.

12.4 Risk of Loss. The Acquired Companies assume all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Closing. If the condemnation, destruction, loss or damage is such that the business of any Acquired Company is interrupted or curtailed or the assets are materially affected, then Atlantic shall have the right to terminate this Agreement. If the condemnation, destruction, loss, or damage is such that the business of any Acquired Company is neither interrupted nor curtailed nor its assets materially affected, or if the business is interrupted or curtailed or the assets are materially affected, and Atlantic nevertheless forgoes the right to terminate this Agreement, the amount of shares of Atlantic to be given under the Share Exchange shall be adjusted at the Closing to reflect such condemnation, destruction, loss, or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage, and if Atlantic, on the one hand, and the Acquired Companies, on the other hand, are unable to agree upon the amount of such adjustment, the dispute shall be resolved jointly by the independent accounting firms then employed by Atlantic and Acquired Companies, and if said accounting firms do not agree, they shall appoint a nationally recognized accounting firm, whose determination of the dispute shall be final and binding.


13.   GENERAL PROVISIONS.

13.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similarly recognized overnight delivery service with receipt acknowledged, addressed as follows:

13.1.1      If to the Acquired Companies or the Shareholders:

                      Mr. Kenneth A. Peeler, Representative
                    #3 Chatham Court
                    Midland, Texas  79705


                    and to:

                    Sneed, Vine & Perry
                    901 Congress Avenue
                    Austin, TX  78767
                      Attention: James L. Shawn, III, Esq.

13.1.2      If to Atlantic:

                    Atlantic American Corporation
                    4370 Peachtree Road, N.E.
                    Atlanta, Georgia  30319
                    Attn: Hilton H. Howell, Jr., President and Chief Executive Officer

                    and to:

                    Jones, Day, Reavis & Pogue
                    3500 SunTrust Plaza
                    303 Peachtree Street, N.E.
                    Atlanta, Georgia 30308-3242
                    Attention:  Barry J. Stein, Esq.

13.1.3 If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 13 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction, or document in the United States mails or the delivery to the overnight delivery service.

13.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 13.1.

13.2  Brokers.

13.2.1 The Acquired Companies shall be solely responsible for all fees of Morgan Keegan to the extent that the Closing Date Capital and Surplus and Closing Date Net Worth are greater than Fifteen Million Dollars ($15,000,000.00) and One Hundred Fifty Thousand Dollars ($150,000.00) respectively. To the extent that the Closing Date Capital and Surplus or the Closing Date Net Worth are less than such amount the Shareholders shall be solely responsible for such fees, and the Representative shall pay such fees from cash proceeds (which shall not be Escrowed Cash) delivered by the Shareholders to the Representative at Closing. The Shareholders shall indemnify and hold harmless Atlantic from and against any fee, claim, loss, or expense arising out of any claim by any other investment banker, broker or finder employed or alleged to have been employed by them in connection with this Agreement or any of the transactions contemplated hereby.

13.2.2 Atlantic shall be solely responsible for all fees of Search Information Services and Atlantic agrees to indemnify and hold harmless the Acquired Companies from and against any fee, claim, loss, or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by it in connection with this Agreement or any of the transactions contemplated hereby.

13.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

13.4 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

13.5 Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of brokers, agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same, unless otherwise provided for herein. All such fees and expenses of the Acquired Companies shall be borne by the Acquired Companies to the extent that the Closing Date Capital and Surplus and Closing Date Net Worth are greater than Fifteen Million Dollars ($15,000,000.00) and One Hundred Fifty Thousand Dollars ($150,000.00) respectively. To the extent that the Closing Date Capital and Surplus or Closing Date Net Worth are less than such amounts, all such fees and expenses of the Acquired Companies shall be borne by the Shareholders. Fees incurred by the parties under Sections 2.1.9 and 2.2.2. shall be borne as described therein.

13.6  Nondisclosure of Terms.

13.6.1 The Acquired Companies, jointly and severally, covenant and agree that following the execution of this Agreement, it and they shall not disclose to any person, individual or entity any of such terms, conditions or matters and to keep the same confidential, regardless of whether the Closing occurs, except for disclosures to their respective attorneys, accountants, other consultants who have assisted with the transactions that are the subject of this Agreement, and regulators who have jurisdiction over such transactions.

13.6.2 In the event that either party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

13.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. The invalidity or nonenforceability of this Agreement as to one of the Acquired Companies shall not affect the validity or enforceability of this Agreement as to the other Acquired Company.

13.8 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

13.9 Entire Agreement. This Agreement and the confidentiality agreement dated August 27, 1998, constitute the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

13.13 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

13.14 Time of Essence. Time is of the essence in this Agreement.

      IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.


                          ATLANTIC AMERICAN CORPORATION
                                  ("ATLANTIC")

                              By:   /s/ Hilton H. Howell, Jr.
                              Title:  President and Chief Executive Officer


                               ACQUIRED COMPANIES:

                                 ASSOCIATION CASUALTY INSURANCE COMPANY

                    By:   /s/  Harold K. Fischer
                                Title: President


                               ASSOCIATION RISK MANAGEMENT GENERAL AGENCY, INC.

                    By    /s/  Harold K. Fischer
                                Title: President


                                SOLE SHAREHOLDER:


                              /s/ Harold K. Fischer
                                Harold K. Fischer

                                             63
AT:  1013097v17

                                LIST OF EXHIBITS


EXHIBITS

2.1.1          Plan of Exchange.

2.1.3.1        ACIC Stock Option Plan

2.1.8.1        Form of Escrow Agreement

2.1.9          List of Bonus Payments

2.3.2          List of Bank Accounts, Safe Deposit Boxes and Powers of Attorney.

2.10           Form of Employment Agreement.

2.11           List of Persons to Enter Into Non-Solicitation and
               Confidentiality Agreements

2.11(a)        Form of Non-Solicitation and Confidentiality Agreement

2.11(b)        Form of Covenant Not to Compete.

2.14           Form of Option and Irrevocable Proxy

3.1            List of Jurisdictions Where There is Good Standing Status.

3.2            Articles of Incorporation and Bylaws.

3.3(a)         List of Shareholders of Record

3.3(b)         List of Outstanding Options and Exercise Prices under Option Plan

3.4            List of Equity Investments.

3.5.1          1996 and 1997 Statutory Financial Statements.

3.5.2          1996 and 1997 Financial Statements.

3.5.3          List of Liabilities not disclosed in the Financial Statements.

3.6            List of Tax Matters and Copies of Federal Income Tax Returns.

3.7.1.1        Fixed Assets and Depreciation Schedules.

3.7.1.3 List of Leased Assets - other than Real Estate.

3.7.1.7        Inventory - Not Readily Useable or Salable.

3.7.2.2        List of all Leases of Real Property.

3.7.2.3        List of all Subleases of Real Property Leased by Acquired
               Companies.

3.7.2.8        List of Permits regarding Real Property and Improvements.

3.8            List of Indebtedness.

3.9            Accounts Receivable and Notes Receivable Schedules.

3.10           List of Consent Requirements.

3.11           List of Changes.

3.12           List of Litigation.

3.13           List of Licenses and Permits.

3.14           List of Contracts.

3.15.1         List of Trademarks, Trade Names, Service Marks, Service Names,
               Etc.

3.15.2         Lists of Acquired Companies' Software.

3.15.2.2       List of Software not in Year 2000 Compliance.

3.16 List of Employees, Independent Contractors, Salaries, Rates, Salary Increase Guidelines and Labor Matters.

3.17           List of Benefit Plans.

3.18.3         List of Custodians and Depositaries and Authorized Persons.

3.18.4(a)      List of Insurance Agencies and Agents.

3.18.4(b)      Standard Forms of Agency and Contingent Commission Agreements

3.18.4(c)      Agent Contract List/90 Day List

3.18.5         List of Contracts, Arrangements, Treaties and Understandings.

3.18.6         List of Individual Policyholder and Group Certificateholder
               Claims.

3.18.7         List  of   Agreements   Requiring   Dividends  or   Distributions
               ;   List  of Terminations or Threatened Terminations.

3.18.8 List of Agent, Managers or Broker Contract, Commission Schedules and Collection Agreements.

3.18.9         List of Actuarial Reserve Certifications

3.19           List of Environmental Matters.

3.20           List of Insurance Matters.

3.21           List of Related Party Relationships.

3.23           List of Suppliers.

3.24           Form of Fairness Opinion

4.1            Form of Transmittal Letter.

5.3 List of Required Government Consents, Orders, Authorizations, Registrations, Declarations or Filings.

6.4 Form of Opinion of Counsel for the Acquired Companies and the Shareholders.

7.4            Form of Opinion of Jones, Day, Reavis & Pogue.